 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-238245
This Prospectus Supplement should be read in conjunction with the Prospectus dated May 20, 2020.
$5,000,000,000
State of Israel
$2,500,000,000 5.375% Bonds due February 19, 2030
$2,500,000,000 5.625% Bonds due February 19, 2035
This is an offering by the State of Israel (“Israel” or the “State of Israel”) of an aggregate principal amount of $2,500,000,000 5.375% bonds due 2030 (the “2030 bonds”) and $2,500,000,000 5.625% bonds due 2035 (the “2035 bonds” and, together with the 2030 bonds, the “bonds”).
The bonds will constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of the State of Israel. The bonds will rank without preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Israel and will be backed by the full faith and credit of Israel. It is understood that this provision shall not be construed to require Israel to make payments under the bonds ratably with payments being made under any other external indebtedness of Israel. Interest on the 2030 bonds will be payable semi-annually on February 19 and August 19 of each year, beginning on August 19, 2025. Interest on the 2035 bonds will be payable semi-annually on February 19 and August 19 of each year, beginning on August 19, 2025. The bonds will be issued only in denominations of $200,000 and integral multiples of $1,000 above that amount.
Application will be made to the United Kingdom Financial Conduct Authority (the “FCA”) for the bonds to be admitted to the official list of the FCA (the “Official List”) and to the London Stock Exchange plc (the “London Stock Exchange”) for the bonds to be admitted to trading on the London Stock Exchange’s main market. For the purposes of such application, Israel is an exempt issuer pursuant to Article 1(2) of Regulation (EU) 2017/1129 as it forms part of United Kingdom (“UK”) domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) (as amended, the “UK Prospectus Regulation”). Accordingly, this prospectus supplement and accompanying prospectus have not been reviewed or approved by the FCA and have not been approved as a prospectus by any other competent authority under the UK Prospectus Regulation. The bonds will not be subject to the prospectus requirements of the UK Prospectus Regulation but will be listed in accordance with the listing rules of the London Stock Exchange.
References in this prospectus supplement and accompanying prospectus to the bonds being “listed” (and all related references) shall mean that the bonds have been admitted to trading on the London Stock Exchange’s main market and have been admitted to the Official List. The London Stock Exchange’s main market is a UK regulated market for the purposes of Regulation (EU) No. 600/2014 on markets in financial instruments as it forms part of UK domestic law by virtue of the EUWA.
See the section entitled “Risk Factors” beginning on page S-9 for a discussion of certain factors you should consider before investing in the bonds.
The bonds will be designated collective action securities and will, therefore, contain “collective action clauses” regarding meetings of holders, acceleration of the bonds in an event of default and future modifications to the terms of the bonds. Some of these provisions differ from those applicable to certain other series of bonds issued by the State of Israel. Under the provisions applicable to the bonds, which are described beginning on page 3 of the accompanying prospectus, Israel may amend the payment provisions of the bonds and other “reserve matters” with the consent of the holders of: (1) with respect to a single series of bonds, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of bonds, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding bonds of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of bonds, whether or not the “uniformly applicable” requirements are met, more than 66-2/3% of the aggregate principal amount of the outstanding bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding bonds of each series affected by the proposed modification, taken individually.
	Per 2030 Bond	Total	Per 2035 Bond	Total
Public Offering Price	99.146%	$2,478,650,000	98.011%	$2,450,275,000
Underwriting discounts	0.075%	$1,875,000	0.125%	$3,125,000
Proceeds to the State of Israel (before expenses)	99.071%	$2,476,775,000	97.886%	$2,447,150,000
The public offering prices set forth above do not include accrued interest, if any. Interest on the bonds will accrue from February 19, 2025 and must be paid by the purchaser if the bonds are delivered after February 19, 2025.
None of the Securities and Exchange Commission (the “SEC”), the Israel Securities Authority, or any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The bonds are expected to be delivered on or about February 19, 2025 (the “closing date”) in book-entry form only to purchasers through The Depository Trust Company, Clearstream Banking, Luxembourg, société anonyme, and the Euroclear System.
Joint Book-Running Managers
BofA SecuritiesCitigroupDeutsche BankGoldman Sachs & Co. LLCJ.P. Morgan
Prospectus Supplement dated February 11, 2025

Prospectus Supplement
Prospectus

S-i

NIS EXCHANGE RATES
On February 10, 2025, the Bank of Israel foreign exchange rate for U.S. dollars was 3.5620 New Israeli Shekels, or NIS, per U.S. dollar. References to dollar, “US$” or “$” in this prospectus supplement are to U.S. dollars and references to “NIS” or “shekel” are to New Israeli Shekels. For a discussion of the convertibility of the NIS, see “Currency Protocol,” “Balance of Payments and Foreign Trade — Foreign Exchange Controls and International Reserves” and “Balance of Payments and Foreign Trade — Foreign Exchange Rates” in Exhibit D to Israel’s Annual Report on Form 18-K for the fiscal year ended December 31, 2023, as amended.
FISCAL YEAR
The fiscal year of the Government of Israel (the “Government”) ends December 31. The twelve-month period that ended on December 31, 2023 is referred to herein as “2023”, and other years are referred to in a similar manner.
OFFICIAL STATEMENTS
Information included in this prospectus supplement and the accompanying prospectus, including the documents incorporated herein and therein by reference, that is identified as being derived from a publication of Israel or one of its agencies or instrumentalities or the Bank of Israel is included on the authority of that publication as a public official document of Israel or the Bank of Israel. All other information in this prospectus supplement, the accompanying prospectus and in the registration statement, other than the information included under the caption “Underwriting”, is included as a public official statement made on the authority of the Director General of the Ministry of Finance of Israel, in his official capacity.

ABOUT THIS PROSPECTUS SUPPLEMENT
Israel accepts responsibility for the contents of this prospectus supplement and the accompanying prospectus, including the documents incorporated herein and therein by reference. Israel further declares that, having taken all reasonable care to ensure that such is the case, the information contained in this prospectus supplement and the accompanying prospectus is, to the best of its knowledge, in accordance with the facts in all material respects and contains no material omission likely to affect its import.
A Current Description of the State of Israel is contained in Exhibit D to the Annual Report of the State of Israel on Form 18-K for the fiscal year ended December 31, 2023, as amended. Such Annual Report on Form 18-K for the year ended December 31, 2023 (including its exhibits), as amended by Amendment No. 1 to the Annual Report on Form 18-K/A filed with the SEC on February 11, 2025, and as may be further amended, is incorporated by reference in this prospectus supplement. There have been no material adverse changes to Israel that would affect the accuracy of the information about the State of Israel included in the Current Description of the State of Israel contained in such Exhibit D, as amended, through the date hereof.
Prospective investors should rely only on the information provided in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized by Israel or the underwriters to make any representation or give any information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Any such representation or information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus must not be relied upon as having been authorized by Israel or the underwriters. See “Incorporation by Reference” and “Listing, Admission to Trading and General Information — Where You Can Find More Information” for information on the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.
Israel is not offering to sell or soliciting offers to buy any securities other than the bonds offered under this prospectus supplement, nor is Israel offering to sell or soliciting offers to buy the bonds in places where such offers are not permitted by applicable law. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. Israel’s economic, fiscal or political circumstances may have changed since such dates.
The bonds described in this prospectus supplement are debt securities of Israel being offered under a registration statement filed with the SEC under the U.S. Securities Act of 1933, as amended. The accompanying prospectus is part of that registration statement. The accompanying prospectus provides you with a general description of the securities that Israel may offer, and this prospectus supplement contains specific information about the terms of this offering and the bonds. This prospectus supplement also adds, updates or changes information provided or incorporated by reference in the accompanying prospectus. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation by Reference” and “Listing, Admission to Trading and General Information — Where You Can Find More Information” for information on the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus. Those documents (such as Israel’s Annual Report on Form 18-K for 2023, as amended) contain information regarding Israel, the bonds and other relevant matters. The registration statement, any post-effective amendments thereto, the various exhibits thereto, and the documents incorporated therein by reference contain additional information about Israel and the bonds. Certain terms used but not defined in this prospectus supplement are defined in the accompanying prospectus.
The distribution of this prospectus supplement and the accompanying prospectus and the offering of the bonds in certain jurisdictions may be restricted by law. Persons who receive copies of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any of those restrictions. See “Underwriting” in this prospectus supplement.

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, may be used only for the purposes for which they have been produced in connection with the offering of the bonds. Any use of this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, other than in connection with the offering of the bonds, is unauthorized.

FORWARD-LOOKING STATEMENTS
Israel has made forward-looking statements in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein. Statements that are not historical facts are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “continue”, “could”, “should”, “would” or similar terminology. Any forward-looking statements in this prospectus supplement or the accompanying prospectus, including the documents incorporated by reference herein and therein, are based on Israel’s current plans, estimates, assumptions and projections, all of which may change or may not align with actual results. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Israel undertakes no obligation to update any of them in light of new information or future events.
Forward-looking statements involve inherent risks. Israel cautions you that many factors could affect the future performance of the Israeli economy. These factors include, but are not limited to:
•
External factors, such as:

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interest rates in financial markets outside Israel;

•
the impact of changes in the credit rating of Israel;

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the global and regional security situation, including the conflict in Ukraine;

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the economic growth and stability of Israel’s major trading partners, including the United States and the European Union;

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the global high-tech market; and

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regional economic and political conditions.

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Internal factors, such as:

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the ongoing regional conflicts, including the war in Gaza, the recent conflict in Lebanon, attacks by Iran and its proxy terror organizations, and the overall security situation in Israel;

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general economic and business conditions in Israel;

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changes in the levels of public consumption and private consumption;

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changes in the labor market, including as a result of the war in Gaza, other regional conflicts involving Israel and the security situation in Israel;

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present and future exchange rates of the Israeli currency;

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foreign currency reserves;

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the level of domestic debt;

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domestic inflation;

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the level of the budget deficit;

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the level of foreign direct and portfolio investment; and

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the level of Israeli domestic interest rates.

MiFID II AND UK MIFIR PRODUCT GOVERNANCE / ECPS AND PROFESSIONAL INVESTORS TARGET MARKET
Solely for purposes of each manufacturer’s product approval process, the target market assessment in respect of the bonds has led to the conclusion that: (i) the target market for the bonds is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 (“UK MIFIR”) as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); and (ii) all channels for distribution of the bonds to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the bonds (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the bonds (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.
Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the bonds has led to the conclusion that: (i) the target market for the bonds is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the bonds to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the bonds (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the bonds (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

OVERVIEW OF THE OFFERING
The following overview should be read as an introduction to this prospectus supplement and is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus, including the “Risk Factors” section and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should base any decision to invest in the bonds on consideration of this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, as a whole.
Issuer
State of Israel.
Title of Securities
$2,500,000,000 5.375% bonds due 2030.
$2,500,000,000 5.625% bonds due 2035.
Maturity Date
The 2030 bonds will mature on February 19, 2030.
The 2035 bonds will mature on February 19, 2035.
Interest Rate
5.375% per annum for the 2030 bonds.
5.625% per annum for the 2035 bonds.
Interest Payment Dates
February 19 and August 19 of each year, starting August 19, 2025, for the 2030 bonds.
February 19 and August 19 of each year, starting August 19, 2025, for the 2035 bonds.
Price to Public
99.146% of the principal amount for the 2030 bonds.
98.011% of the principal amount for the 2035 bonds.
In addition, purchasers will pay accrued interest, if any, from February 19, 2025.
Form
Israel will issue each series of bonds in the form of one or more book-entry securities in fully registered form, without coupons. Israel will not issue the bonds in bearer form.
Denominations
Israel will issue the bonds in denominations of $200,000 and integral multiples of $1,000 above that amount.
Payment of Principal and Interest
Principal and interest on the bonds will be payable in U.S. dollars or other legal tender, coin or currency of the United States of America.
Status and Ranking
The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Israel. The bonds will rank without preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Israel. It is understood that this provision shall not be construed to require Israel to make payments under the bonds ratably with payments being made under any other external indebtedness of Israel.
Redemption; Sinking Fund
The bonds will not be redeemable prior to maturity and are not entitled to the benefit of any sinking fund.
Default
The bonds will contain events of default, the occurrence of which may result in the acceleration of Israel’s obligations under the bonds prior to maturity upon notice by holders of at least 25% of the aggregate principal amount of the outstanding bonds of the relevant series. See “Debt Securities — Collective Action

Securities Issued On or After January 5, 2016 — Default” and “— Acceleration of Maturity” in the accompanying prospectus.
Collective Action Securities
The bonds will be designated Collective Action Securities under the Fiscal Agency Agreement, dated as of March 13, 2000, as amended by Amendment No. 1 thereto, dated as of February 24, 2004, and Amendment No. 2 thereto, dated as of January 5, 2016, between Israel and Citibank, N.A., as fiscal agent, paying agent, transfer agent and registrar, and, as such, will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of bonds issued by the State of Israel. Under these provisions, which are described in the section “Debt Securities — Collective Action Securities Issued On or After January 5, 2016” in the accompanying prospectus, Israel may amend the payment provisions of the bonds and other “reserve matters” with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not the “uniformly applicable” requirements are met, more than 66-2∕3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually. Certain of these actions may be taxable events requiring holders to recognize gain or loss for U.S. federal income tax purposes. See “Taxation — U.S. Taxation” in this prospectus supplement.
Use of Proceeds
Israel estimates that the net proceeds from the sale of the bonds offered hereby will be approximately $4,923,125,000, after deducting the underwriting discount and offering expenses payable by Israel. Israel will use an amount equal to the net proceeds from the sale of the bonds for the general purposes of the State of Israel. See “Use of Proceeds”.
Listing
Application will be made to the FCA for the bonds to be admitted to the Official List and to the London Stock Exchange for the bonds to be admitted to trading on the London Stock Exchange’s main market.
Fiscal Agent
The bonds will be issued pursuant to a Fiscal Agency Agreement dated as of March 13, 2000, as amended by Amendment No. 1 to Fiscal Agency Agreement dated as of February 24, 2004, and Amendment No. 2 to Fiscal Agency Agreement dated as of January 5, 2016, between Israel and Citibank, N.A., as fiscal agent, paying agent, transfer agent and registrar.
Taxation
For a discussion of the material Israeli and United States federal income tax consequences associated with the bonds, see “Taxation” in this prospectus supplement and “Debt

Securities — Taxation by Israel; Additional Amounts” in the accompanying prospectus. Investors should consult their own tax advisors in determining the U.S. federal, state and local, non-U.S. and other tax consequences to them of the purchase, ownership and disposition of the bonds.
Further Issuances
From time to time, without the consent of holders of the bonds, and subject to the required approvals under Israeli law, Israel may create and issue additional debt securities with the same terms and conditions as those of the bonds (or the same except for the amount of the first interest payment and the issue price); provided, however, that any such additional debt securities subsequently issued shall be fungible with the previously outstanding bonds for U.S. federal income tax purposes. See “Description of the Bonds — Further Issuances of Debt Securities of a Series.”
Governing Law
The bonds will be governed by the laws of the State of New York, except with respect to the authorization and execution of the bonds, which will be governed by the laws of the State of Israel.
Risk Factors
There are certain risks relating to the issue of the bonds, which investors should ensure they fully understand. See “Risk Factors.”
Where a claim relating to the information contained in this prospectus supplement or the accompanying prospectus is brought before a court, the plaintiff investor might, under the national legislation of the place of jurisdiction, have to bear the costs of translating this prospectus supplement and the accompanying prospectus before the legal proceedings are initiated.

RISK FACTORS
You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully. Words and expressions defined elsewhere in this prospectus supplement or the accompanying prospectus have the same meaning in this section. Investing in the bonds involves certain risks. Factors that are material for assessing the market risks associated with the bonds are described below. You should consult your financial, tax, legal, accounting and other advisors prior to deciding whether to make an investment in the bonds.
Risks related to the State of Israel and the geopolitical and economic environment
The war in Gaza has had and may continue to have an adverse effect on the Israeli economy, foreign relations and Israel’s sovereign credit ratings.
The war in Gaza that started on October 7, 2023, has negatively affected various sectors of the Israeli economy and growth drivers, such as private consumption. In the fourth quarter of 2023, GDP contracted by 20.8% (annual rate, seasonally adjusted quarter-on-quarter). Public consumption increased quarter-on-quarter in the fourth quarter of 2023, somewhat mitigating the war’s negative effects on growth, and by the third quarter of 2024 public consumption (annual rate, seasonally adjusted quarter-on-quarter) had increased to a higher level than prior to the war.
Public expenditure rose significantly as war costs increased security expenditure. Additionally, civil expenditure rose as the government financed accommodations of civilians that were displaced within Israel. As a result, the deficit rose to 4.1% of GDP in 2023 and the public debt-to-GDP ratio for 2023 increased to 61.3%. For 2024, the deficit is initially estimated to have risen to 6.9% of GDP and the public debt-to-GDP ratio is initially estimated to have increased to 69.0%.
The war’s impact on Israel, and the need to allocate substantial human and other resources to the war effort, resulted in a broader disruption to the economy. Some towns in southern and northern Israel were evacuated. In October 2023, approximately 764,000 people were absent from work due to reasons related to the war and, while these numbers steadily decreased to approximately 86,000 in September 2024, the war has negatively impacted the labor market and economy, including private consumption. Measures taken by the government to support households and businesses may further increase Israel’s deficit.
On March 13, 2024, the Knesset approved the FY 2024 Additional Budget. The FY 2024 Additional Budget included increases in the debt-to-GDP ratio and the deficit relative to the initial 2024 budget passed in 2023. The updated budget also included additional revenue-raising policies. The Knesset approved two additional FY 2024 budget increases — in September and December of 2024. As of the current time, the Knesset is in the process of finalizing for approval a budget for FY 2025, under which taxes — including on retained corporate profits and value-added taxes (VAT) — are expected to rise in an effort to fund war-related expenditures and stem the growth of the budget deficit. Under this proposed FY 2025 budget, public expenditure, including for civil and defense purposes, is expected to continue to rise.
The full impact of the war on Israel’s foreign relations is not yet clear. Israel has received support from key members of the international community, including many grassroots organizations and the Jewish diaspora. As of October 2024, however, Nicaragua and Belize have severed their diplomatic relations with Israel and other countries (including Brazil, Honduras, Chile, Colombia, South Africa, Turkey, Jordan and Chad) have recalled their ambassadors for consultation. Israel recalled its ambassadors to Turkey, Norway, Ireland, and Spain due to statements made by the leaders of those countries that Israel considers inappropriate. However, other countries have expressed support for Israel and, since the start of the war, more than 70 country leaders and foreign ministers have visited Israel. While the full impact of the war on Israel’s foreign relations is not yet clear, it is possible that Israel’s diplomatic relations with other countries may be negatively affected.
On December 29, 2023, South Africa instituted proceedings against Israel in the International Court of Justice (the “ICJ”), requesting that the ICJ rule that Israel is violating the Convention on the Prevention and Punishment of the Crime of Genocide in the war in Gaza. The ICJ issued provisional measures on

January 26, 2024, March 28, 2024, and May 24, 2024, relating to Israel’s conduct in the war in Gaza and related reporting. The case is pending, and Israel maintains that it continues to act in full compliance with applicable law.
On November 21, 2024, the International Criminal Court seated in The Hague (the “ICC”) announced the issuance of arrest warrants against Prime Minister Benjamin Netanyahu and former Minister of Defense Yoav Gallant for war crimes and crimes against humanity. However, Israel is not a member of the ICC, and Israel’s position is that the warrants violate Israel’s right to defend itself and carry out actions vital to any democratic state that operates according to the rule of law and fights against terror. On December 13, 2024, Israel filed two appeals against the decision of the ICC. The effects of the ICC’s issuance of the warrants (including whether they will be enforced by an ICC member state) on Israel’s foreign relations, if any, are not clear.
In October 2023, following the outbreak of the war in Gaza, Standard & Poor’s Global Ratings (“S&P”) changed its outlook on Israel’s credit rating from “Stable” to “Negative”. In April 2024, S&P downgraded Israel’s credit rating to A+ from AA- and placed Israel’s outlook on “Negative”, and in October 2024, S&P further downgraded Israel’s credit rating to A, with a “Negative” outlook.
In April 2023, Moody’s Investor Services (“Moody’s”) changed its rating outlook for Israel from “Positive” to “Stable”. In October 2023, Moody’s placed Israel on “Rating Under Review,” and in February 2024, Moody’s downgraded Israel’s credit rating to A2 from A1, with a “Negative” outlook. In September 2024, Moody’s further downgraded Israel’s credit rating to Baa1, with a “Negative” outlook.
In October 2023, following the outbreak of the war in Gaza, Fitch Ratings (“Fitch”) placed Israel on “Rating Watch Negative”. In August 2024, Fitch downgraded Israel’s credit rating to A from A+, with a “Negative” outlook.
Although there have been no further credit downgrades, other ratings agencies may also review Israel’s rating and it is possible that current events will continue to negatively affect such ratings.
Israel’s political environment and military activity level may continue to be volatile.
The Middle East and North Africa, including Israel, have experienced significant political instability, and Israel has been subject to ongoing security concerns. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. Political instability in the Middle East has increased since the terrorist attacks of September 11, 2001, news of Iran’s reported nuclear program and the emergence of the ISIS terrorist organization. Since 2005, when Israel withdrew from the Gaza Strip, terrorist violence against Israel from Gaza has increased. On October 7, 2023, Hamas, a terrorist organization, launched an unprecedented terror attack on Israel from the Gaza Strip. Following the attack, Israel’s Minister of Defense declared a special home front situation in the region, which was later extended to the entire country. Subsequently, Israel’s Ministerial Committee for National Security Affairs decided to undertake military action, which resulted in enabling the drafting of more than 300,000 reservists, and launching a war in Gaza with the aim of negating Hamas’ political and military capabilities in Gaza and securing the release of all hostages. In light of these developments, leaders from opposition parties joined the government as part of an emergency unity government, which was in place until June 9, 2024, when the National Unity Party departed from the government.
In northern Israel, Israel shares borders with Syria and Lebanon, where Hezbollah, another terrorist group, is active. From the beginning of the war in Gaza, Hezbollah has launched a myriad of aerial attacks into northern Israel, which forced many residents to relocate from their homes. In October 2024, Israel launched a limited ground operation in the border villages of southern Lebanon, intending to prevent a potential imminent invasion by Hezbollah terrorists. A 60-day ceasefire began on November 26, 2024, which has largely remained in effect and was extended until February 18, 2025.
Although Israel, together with the United States and other allies, is striving to prevent further escalation of the war and other military activity, there remains a risk that a wider regional conflict may yet occur. On April 13, 2024, Iran attacked Israel with more than 300 drones, cruise missiles, and ballistic missiles. The Israel Defense Forces, together with an international and regional military coalition, intercepted 99% of the missiles and drones. On October 1, 2024 Iran launched an additional 181 ballistic missiles toward Israel which were thwarted nearly in full; Israel responded against Iran with limited military action. Tensions with Iran continue to rise and it is currently unclear how long this situation may continue.
The Houthis, an Iranian-backed terrorist militia based in Yemen, carried out multiple missile and drone strikes on Israel during the Gaza war as part of a resistance effort against Israel. On July 20, 2024, Israel initiated its first significant strike on Houthi infrastructure. This action followed a February 2024 intervention by a coalition of U.S. and U.K. forces, who took military action against the Houthis due to the disruption of Red Sea trade caused by Houthi terrorism. Israel conducted additional strikes on Houthi targets in September and December 2024.
In December 2024, the Assad regime in Syria was overthrown by rebel groups. Recent developments in Syria have brought about significant changes, prompting Israel to take military action to protect its security interests in the region. These actions are aimed at addressing emerging threats and preserving Israel’s strategic position amidst growing instability nearby.
On January 19, 2025, a three-phase framework for the release of hostages and a ceasefire in Gaza was initiated following U.S.-led negotiations and international mediation, with 33 Israeli hostages set to be returned to Israel in the first phase in exchange for the release of Palestinian prisoners.
If the ceasefire does not continue and the war in Gaza or other related military conflicts escalate, or the level of instability and violence increases in the future, including through the involvement of additional actors in attacks against Israel, Israel’s capital markets, the Israeli economy, Israel’s sovereign credit ratings, the level of tourism in Israel and foreign investment in Israel may suffer, among other military, social and economic implications.
Since January 2011, there has also been political instability and civil unrest in numerous Middle Eastern and North African countries, including Bahrain, Libya, Egypt, Tunisia and Yemen. Recent anti-government protests and related violence in Iran remain ongoing. In the past, unrest in Middle Eastern and North African countries has resulted in the removal of long-standing leadership in several of the aforementioned countries and created turbulent political situations in others.
As Israel is situated in this region, it closely monitors these events, aiming to protect its economic, political and security interests. The delicate relations between Israel and its neighbors could become more fragile with the domestic turmoil and change in regimes. To date, countries that have signed peace agreements with Israel have remained committed to them, regardless of internal political developments. Nevertheless, there can be no assurance that such instability in the region will not escalate in the future or will not spread to additional countries in the region. Military efforts have significantly decreased the presence of ISIS (Islamist State in Iraq and Syria) in Syria and Iraq, but there is growing concern regarding Shiite militias taking control over the relinquished territory and the creation of a land corridor from Tehran to the Mediterranean under Iranian influence.
From 2019 to 2022, there were five legislative elections in Israel. In November 2022, legislative elections were held in Israel to elect the 25th Knesset, following the dissolution of the previous governing coalition. The 2022 elections saw the political party Likud, led by then-former Prime Minister Benjamin Netanyahu, achieve a parliamentary majority. Following the elections, President Isaac Herzog selected Benjamin Netanyahu of the Likud party to form a coalition government. On December 29, 2022, the State of Israel’s new government was formed. Benjamin Netanyahu is currently standing trial on corruption and it is not clear to what extent this will affect the stability of the government.
Following the October 7, 2023 attack by Hamas on Israel, leaders from opposition parties joined the government as part of an emergency unity government, which was in place until June 9, 2024, when the National Unity Party led by Benny Gantz resigned from the unity government. In September 2024, Knesset Member Gideon Sa’ar joined the coalition government and cabinet to support its actions during the war.
On January 19, 2025, National Security Minister Itamar Ben-Gvir and members of his “Otzma Yehudit” party submitted their resignation letters from the government and coalition. Their resignation stems from opposition to the three-phase Israel — Hamas war ceasefire framework.

External or other factors, including regional and international political and economic conditions, may adversely affect the trading price of the bonds and Israel’s access to credit.
Israel’s access to credit in the international capital markets is affected by regional and international political and economic conditions, including interest rates in financial markets outside Israel, the impact of changes in the credit rating of Israel, the global, regional and Israeli security situations, the economic growth and stability of Israel’s major trading partners and the global high-tech market. As a result, political, economic or market factors, which may be outside Israel’s control, may impact the debt dynamics of Israel and could adversely affect Israel’s cost of funds in the international capital markets and the liquidity of and demand for Israel’s debt securities, including the bonds. In addition, any negative change in the credit rating of Israel could adversely affect the trading price of Israel’s debt securities, including the bonds, or could impact Israel’s debt financing costs.
Israel is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.
Israel is a sovereign state. Although Israel has waived its sovereign immunity in respect of the bonds, except for its sovereign immunity in connection with any actions arising out of or based on United States federal or state securities laws, enforcement in the event of a default may nevertheless be impracticable by virtue of legal, commercial, political or other considerations.
Because Israel has not waived its sovereign immunity in connection with any action arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Israel based on such laws unless a court were to determine that Israel is not entitled under the United States Foreign Sovereign Immunities Act of 1976, as amended, to sovereign immunity with respect to such actions.
The current global economic climate and continued economic disruption in Europe and the Middle East, and the ongoing conflicts in the Middle East, may have an adverse effect on Israel’s economy.
Israel’s economy is affected by current global economic conditions, including regional and international rates of economic growth. Recent political and economic developments in the global economy, including the war against Hamas in Gaza and the military conflict with Hezbollah in Lebanon, the military activity by Israel, on the one hand, and the Houthis and Iran, on the other hand, against each other, the military conflict in Ukraine, and high rates of inflation and related economic curtailment initiatives (such as interest rate increases), have led to increased market volatility and decreased consumer confidence and may have a continuing negative impact on the European and global economy. The potential impact of such developments on Israel is uncertain.
Although Israel’s economy showed moderate rates of growth in recent years prior to the war in Gaza, the war in Gaza has resulted in a disruption to the Israeli economy, particularly in the fourth quarter of 2023, and continues to impact various sectors. While the economy’s GDP growth rebounded in the first quarter of 2024, the rest of 2024 showed more moderate growth. There can be no assurance that a prolonged negative global economic and political climate would not negatively affect Israel’s economy. As a result of the 2009 – 2012 sovereign debt crisis in Europe, there was significant price volatility in the secondary market for sovereign debt of European and other nations at the beginning of the prior decade. More recently, the impact of the war against Hamas, military conflicts with Hezbollah and related regional tensions, and inflationary pressures caused in part by the Russia-Ukraine conflict, have also impacted European sovereign debt markets. If such price volatility were to occur again, it could lead to a decline in the recoverability and value of the market price of Israel’s debt securities, including the bonds. Sluggish economic growth or negative growth in the European Union, which is one of Israel’s major trading partners, could have a material adverse impact on Israel’s balance of trade and adversely affect Israel’s financial condition.
Cybersecurity breaches on Israel’s banking sector, if experienced, may have deleterious impacts.
The sophistication of new technologies has increased the scope of cyber-attacks and the risk that the Israeli banking sector may become subject to such cyber-attacks. This has heightened the need for regulators to expand financial resources and to hire and deploy staff that possess expertise in technology and cybersecurity.

The scope of cyber-attacks may continue to develop due to the adoption and promotion of innovation and digital transformation in Israel’s banking system. In view of the trends in cyber-attacks observed in previous years, cyber-attacks may also intensify due to the increased sophistication and activities of the attackers. This includes a continuing upward trend in both the number of events and their sophistication; the exploitation of vulnerabilities (both recognized and unrecognized) in order to carry out attacks; diverse abilities and intentions on the part of attackers; and continued exploitation of the supply chain as a vector of attack.
As cyber-attacks continue to evolve in scope and sophistication, Israeli banking system entities (entities supervised by the Banking Supervision Department) and the Banking Supervision Department are concentrating efforts to increase cyber resilience and cyber defense capabilities. Any such cyber-attacks and/or cybersecurity breaches targeting or affecting Israel may disrupt the functioning of, or cause economic harm to, the Israeli banking sector and the Israeli economy.
The successful development of Israel’s natural gas reserves involves certain risks that may make expected natural gas production levels unobtainable.
There are numerous uncertainties associated with estimating quantities of natural gas reserves and projecting future rates of production and the level of revenue Israel will recover from its natural gas fields. These items are, in part, dependent on the reliability of seismic measurement technologies and the future international market for natural gas and other energy substitutes, as well as future development and operating costs, all of which may in fact vary considerably from Israel’s current assumptions concerning royalties and tax revenues. Moreover, certain of Israel’s neighboring countries have asserted mineral rights with respect to certain natural gas reserves to which Israel currently lays claim. On November 14, 2022, the signing of an agreement of principles ended the maritime border dispute between Israel and Lebanon. The agreement was made between the State of Israel, the French company TotalEnergies, and the Italian company ENI. Together, these entities comprise a consortium that holds the license to develop the Block 9 reservoir in Lebanon. The signed political agreement maintains that the Block 9 reservoir will not be developed without upholding Israel’s economic rights. Now that the agreement of principles has been signed, the consortium expects to begin an exploration process in the reservoir. Should natural gas be found, Israel expects an economic plan for the development of the reservoir to be drafted.
Any failure to meet expected natural gas production targets on the forecasted timelines, or at all, could have a negative impact on Israel’s progress towards energy independence or the revenues that will be received by the State of Israel.
Risks related to the bonds
The bonds may not be a suitable investment for all investors.
You must determine the suitability of investment in the bonds in light of your own circumstances. In particular, you should:
(1)
have sufficient knowledge and experience to make a meaningful evaluation of the bonds and the merits and risks of investing in the bonds;

(2)
have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of your particular financial situation, an investment in the bonds and the impact the bonds will have on your overall investment portfolio;

(3)
have sufficient financial resources and liquidity to bear all of the risks of an investment in the bonds, including where the currency for principal or interest payments is different from your currency;

(4)
understand thoroughly the terms of the bonds and be familiar with the behavior of any relevant indices and financial markets; and

(5)
be able to evaluate (either alone or with the help of a financial advisor) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

There is no assurance that active secondary markets for the bonds will develop.
The bonds are new securities for which there currently are no public markets. There can be no assurance that an active trading market for any series of the bonds will develop, or, if one does develop, that it will be maintained. If an active trading market for any series of the bonds does not develop or is not maintained, the market or trading price and liquidity of such series of bonds may be adversely affected. If the bonds are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, recommendations from securities analysts, general economic conditions and the financial condition of the State of Israel. Although an application will be made to list and trade the bonds on the London Stock Exchange’s main market, there is no assurance that such application will be accepted. Even if the bonds are approved for listing and trading by the London Stock Exchange, active secondary trading markets for the bonds may not develop or, even if they develop, may not last, in which case the trading price of the bonds could be adversely affected and your ability to transfer the bonds will be limited.
The bonds contain provisions that permit Israel to amend the payment terms and take certain other actions without the consent of all holders.
The bonds contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers, which are commonly referred to as “collective action clauses.” For a description of the collective action clauses applicable to the bonds, see “Debt Securities — Collective Action Securities Issued On or After January 5, 2016 — Meetings and Amendments; Modifications” in the accompanying prospectus. Certain of these actions may be taxable events requiring holders to recognize gain or loss for U.S. federal income tax purposes. See “Taxation — U.S. Taxation” in this prospectus supplement.
There can be no assurance that the laws of the State of New York in effect as of the date of this prospectus supplement will not be modified.
The terms and conditions of the bonds will be governed by the laws of the State of New York in effect as of the date of this prospectus supplement. There can be no assurance as to the impact of any possible judicial decision or change to New York law or administrative practice after the date of this prospectus supplement.
Legal investment considerations may restrict certain investments.
The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. You should consult your legal advisors to determine whether and to what extent (i) the bonds are a legal investment for you, (ii) the bonds can be used as collateral for various types of borrowing and (iii) other restrictions apply to your purchase or pledge of any bonds. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of the bonds under any applicable risk-based capital or similar rules.
The trading market for debt securities may be volatile and may be adversely impacted by many events.
The market for the bonds issued by the State of Israel is influenced by economic and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States, Europe and other industrialized countries. There can be no assurance that events in Israel, the United States, Europe or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the bonds, or that economic and market conditions will not have any other adverse effect. Investors in the bonds may be subject to interest rate risks. Investment in fixed rate bonds involves the risk that subsequent changes in market interest rates may adversely affect the value of the fixed rate bonds.
The bonds are unsecured.
The bonds constitute unsecured obligations of the State of Israel.

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE STATE OF ISRAEL
The following information updates the corresponding information included in the fourth paragraph of the section “Where You Can Find More Information About the State of Israel” in the accompanying prospectus.
You may request a copy of these filings, at no cost, by writing to or telephoning the Head of Israel Economic Mission — Western Hemisphere, Ministry of Finance at the following address:
Ministry of Finance
Government of Israel
800 Second Avenue, 17th floor
New York, NY 10017
Telephone: +1-646-779-6810
Facsimile: +1-646-779-6815

USE OF PROCEEDS
Israel will use the net proceeds from the sale of the bonds offered hereby, estimated to be US$4,923,125,000 after deducting underwriting discounts and offering expenses payable by Israel, for general purposes of the State of Israel.

RECENT DEVELOPMENTS
The information in this section supplements the information about Israel contained in the State of Israel’s Annual Report for 2023 on Form 18-K filed with the SEC on July 1, 2024 (the “Annual Report for 2023”). To the extent the information in this section is inconsistent with the information contained in the Annual Report for 2023, the information in this section supersedes and replaces such information. Capitalized terms used but not defined in this section have the meanings ascribed to them in the Annual Report for 2023. This section is not complete and may not contain all the information that you should consider. You should read the entire Annual Report for 2023 and any amendment and supplement thereto carefully.
October 7, 2023 Attack on Israel, the War in Gaza and Other Related Military Conflicts
On October 7, 2023, Hamas, a terrorist group, launched an unprecedented terror attack on Israel from the Gaza Strip. Following the attack, Israel’s Minister of Defense declared a special home front situation in the region, which was later extended to the entire country. Subsequently, Israel’s Ministerial Committee for National Security Affairs decided to undertake military action, which enabled the drafting of more than 300,000 reservists, launching the war in Gaza with the aim of negating Hamas’ political and military capabilities in Gaza and releasing all hostages. In light of these developments, leaders from opposition parties joined the government as part of an emergency unity government, which was in place until June 9, 2024, when the National Unity Party departed from the government.
In northern Israel, Israel shares borders with Syria and Lebanon, where Hezbollah, another terrorist group, is active. From the beginning of the war in Gaza, Hezbollah has launched a myriad of aerial attacks into northern Israel, which forced many residents to relocate from their homes. In October 2024, Israel launched a limited ground operation in the border villages of southern Lebanon, intending to prevent a potential imminent incursion by Hezbollah terrorists. A 60-day ceasefire began on November 26, 2024, which has largely remained in effect and was extended until February 18, 2025.
On April 13, 2024, Iran attacked Israel with more than 300 drones, cruise missiles, and ballistic missiles. The Israel Defense Forces, together with an international and regional military coalition, intercepted 99% of the missiles and drones. This demonstrated the strength of the regional and international partnership in the region. On October 1, 2024 Iran launched an additional attack of 181 ballistic missiles toward Israel which were thwarted nearly in full. Israel responded against Iran with limited military action.
The Houthis, an Iranian-backed terrorist militia based in Yemen, carried out multiple missile and drone strikes on Israel during the Gaza war as part of a resistance effort against Israel. On July 20, 2024, Israel initiated its first significant strike on Houthi infrastructure. This action followed a February 2024 intervention by a coalition of U.S. and U.K. forces, who took military action against the Houthis due to the disruption of Red Sea trade caused by Houthi terrorism. Israel conducted additional strikes on Houthi targets in September and December 2024.
In December 2024, the Assad regime in Syria was overthrown by rebel groups. Recent developments in Syria have brought about significant changes, prompting Israel to take military action to protect its security interests in the region. These actions are aimed at addressing emerging threats and preserving Israel’s strategic position amidst growing instability nearby.
On January 19, 2025, a three-phase framework for the release of hostages and a ceasefire in Gaza was initiated following U.S.-led negotiations and international mediation, with 33 Israeli hostages set to be returned to Israel in the first phase in exchange for the release of Palestinian prisoners.
Although Israel, together with the United States and other allies, is striving to prevent further escalation of the war, there remains a risk that a wider regional conflict may yet occur.
Economic Effects of the War and Related Military Conflicts
The war in Gaza and military conflict in Lebanon resulted in a disruption to the Israeli economy, particularly in the fourth quarter of 2023, and continue to impact various sectors. The construction industry and tourism were particularly impacted. There was a significant decrease in demand in the construction industry and, since the start of the war in Gaza, the number of flights and airlines arriving in

Israel has been limited. The war in Gaza and the military conflict in Lebanon negatively affected growth drivers such as private consumption; however, public consumption increased as war costs increased defense expenditure and civil expenditure rose as the government financed accommodations of civilians that were displaced within Israel and undertook certain other measures to support households and businesses. See, “— Economic Developments” below.
International Reaction
Since the start of the war in Gaza, Israel has received support from key members of the international community, including many grassroots organizations and the Jewish diaspora. However, some other notable changes have taken place since the start of the war in Gaza. Nicaragua and Belize severed their diplomatic relations with Israel and other countries (including Brazil, Honduras, Chile, Colombia, South Africa, Turkey, Jordan and Chad) recalled their ambassadors for consultation. Israel has recalled its ambassadors to Turkey, Norway, Ireland, and Spain due to statements made by the leaders of those countries that Israel considers inappropriate. However, other countries have expressed support for Israel and, since the start of the war in Gaza, more than 70 country leaders and foreign ministers have visited Israel.
On December 29, 2023, South Africa instituted proceedings against Israel in the International Court of Justice (the “ICJ”), requesting that the ICJ rule that Israel is violating the Convention on the Prevention and Punishment of the Crime of Genocide in the war in Gaza. The ICJ issued provisional measures on January 26, 2024, March 28, 2024, and May 24, 2024, relating to Israel’s conduct in the war in Gaza and related reporting. The case is pending, and Israel maintains that it continues to act in full compliance with applicable law.
On November 21, 2024, the International Criminal Court seated in The Hague (the “ICC”) announced the issuance of arrest warrants against Prime Minister Netanyahu and former Minister of Defense Yoav Gallant for war crimes and crimes against humanity. However, Israel is not a member of the court, and Israel’s position is that the warrants violate Israel’s right to defend itself and carry out actions vital to any democratic state that operates according to the rule of law and fights against terror. On December 13, 2024, Israel filed two appeals against the decision of the ICC. The effects of the ICC’s issuance of the warrants (including whether they will be enforced by an ICC member state) on Israel’s foreign relations, if any, are not clear.
If the ceasefire in Gaza does not continue and the war in Gaza or other related military conflicts escalate, or the level of instability and violence increases, including through the involvement of additional actors in attacks against Israel, this may lead to adverse military, social, and economic implications.
Economic Developments
Developments in the global economy often influence the Israeli economy, particularly with respect to exports and the high-tech sector. In recent years, the Israeli economy has performed well in terms of macroeconomic and fiscal outcomes. In 2020, however, the global outbreak of the COVID-19 pandemic had a negative impact on the Israeli economy and Israel’s growth rate contracted by 1.5% in 2020. In 2021, the economy recovered robustly, with strong increases in private consumption, investments and exports, with export growth spearheaded by Israel’s active high-tech sector. In total, Israel’s GDP increased by 9.3% in 2021. In 2022, the economy continued its high level of growth, led by strong private consumption, investments and exports, while public consumption moderated. The high-tech sector continued the trend of high growth in the first half of 2022. In the second half of 2022, high inflation, which led to high interest rates, led to moderation of investments in the high-tech sector and private consumption. In total Israel’s GDP increased by 6.5% in 2022.
In the first quarter of 2023, GDP increased by 4.2% (annual rate, seasonally adjusted quarter-on-quarter). A decrease in private consumption and low growth of exports were the factors behind the moderate growth, despite strong growth of investments. High inflation rates that peaked in January 2023 and rising interest rates also contributed to the moderation of GDP. In the second quarter, private consumption continued to moderate, as GDP grew by 2.7% (annual rate, seasonally adjusted quarter-on-quarter). This growth could be attributed to investments and public consumption. In the third quarter, GDP decreased moderately by 0.1%, as private consumption and investments increased moderately, with the growth attributed to public consumption and exports. In the fourth quarter of 2023, GDP contracted by 20.8%, largely attributable to the outbreak of the war in Gaza on October 7, 2023, which significantly affected the Israeli economy. The war in Gaza has led to a decrease in private consumption, investments, foreign trade, and the disruption of several industries (including construction, agriculture and tourism). Public consumption (annual rate, seasonally adjusted quarter-on-quarter), however, had increased to a higher level than prior to the war by the third quarter of 2024, thus mitigating to some extent the negative effects on growth.
In total, Israel’s GDP increased 2% in 2023 compared to 2022. The budget deficit rose to 4.1% of GDP in 2023 and the general government debt-to-GDP ratio, or public debt-to-GDP ratio, for 2023 increased to 61.3%. The central government debt-to-GDP ratio for 2023 rose to 59.9%.
For the first quarter of 2024, GDP increased by 16.7% (annual rate, seasonally adjusted quarter-on-quarter). A decrease in private consumption and low growth of exports were the factors behind the moderate growth, despite strong growth of investments. High inflation rates that peaked in January 2023 and rising interest rates also contributed to the moderation of GDP. In the second quarter of 2024, private consumption continued to moderate, as GDP decreased moderately by 0.3% (annual rate, seasonally adjusted quarter-on-quarter). This change can be attributed to the decrease in investments and public consumption. In the third quarter of 2024, GDP grew by 4.0%, as private consumption and investments increased moderately, with the growth attributed to public consumption and exports.
In December 2023, the Knesset approved an increase to the 2023 budget in the amount of approximately 3.5% of GDP to support increased civil and defense expenditure. On March 13, 2024, the Knesset approved the FY 2024 Additional Budget. The FY 2024 Additional Budget included increases in the debt-to-GDP ratio and the deficit relative to the initial 2024 budget passed in 2023. The updated budget also included additional revenue-raising policies. The Knesset approved two additional FY 2024 budget increases — in September and December of 2024 — resulting in an increase to the FY 2024 budget of approximately 1.7% of GDP. As of the current time, the Knesset is in the process of finalizing for approval a budget for FY 2025, under which taxes — including on retained corporate profits and value-added taxes (VAT) — are expected to rise in an effort to fund war-related expenditures and stem the growth of the budget deficit. Under this proposed FY 2025 budget, public expenditure, including for civil and defense purposes, is expected to continue to rise.
In October 2023, following the outbreak of the war in Gaza, Standard & Poor’s Global Ratings (“S&P”) changed its outlook on Israel’s credit rating from “Stable” to “Negative”. In April 2024, S&P downgraded Israel’s credit rating to A+ from AA- and placed Israel’s outlook on “Negative”, and in October 2024, S&P further downgraded Israel’s credit rating to A, with a “Negative” outlook.
In April 2023, Moody’s Investor Services (“Moody’s”) changed its rating outlook for Israel from “Positive” to “Stable”. In October 2023, Moody’s placed Israel on “Rating Under Review,” and in February 2024, Moody’s downgraded Israel’s credit rating to A2 from A1, with a “Negative” outlook. In September 2024, Moody’s further downgraded Israel’s credit rating to Baa1, with a “Negative” outlook.
In October 2023, following the outbreak of the war in Gaza, Fitch Ratings (“Fitch”) placed Israel on “Rating Watch Negative”. In August 2024, Fitch downgraded Israel’s credit rating to A from A+, with a “Negative” outlook.
Balance of Payments and Foreign Trade
Israel had a current account surplus of 4.4% of GDP in 2023, which was the 21st consecutive year in which a positive surplus in Israel’s current account was recorded. In the first quarter of 2024, the current account surplus amounted to 4.3% of GDP. In the second quarter of 2024, the current account surplus amounted to 3.7% of GDP. In the third quarter of 2024, the current account surplus amounted to 4.0% of GDP. Israel’s net exports have grown significantly in recent years from $9.1 billion in 2019 to $15 billion in 2022, with an increase in 2023 to $18 billion. The growth in net exports in recent years has mostly been driven by the export of services. In the first and second quarters of 2024, the net exports surplus amounted to $4.2 billion (on a seasonally adjusted basis). In the third quarter of 2024 the net exports surplus amounted to $5 billion.
In 2023, 29.9% of Israel’s exported goods (excluding aircrafts, ships and diamonds) were to the EU (an increase from 27.3% in 2022), 24.0% were to the United States (an increase from 21.7% in 2022), 20.5% were to Asia (a decrease from 22.8% in 2022) and 25.6% were to other markets (a decrease from 28.3% in 2022).

In 2023, 34.0% of Israel’s imported goods (excluding aircrafts, ships and diamonds) originated from the EU (an increase from 31.5% in 2022), 27.1% from Asia (a decrease from 27.7% in 2022), 9.4% from the United States (an increase from 8.7% in 2022) and 29.5% from other countries (a decrease from 32.1% in 2022).
From January 2, 2019 to December 29, 2023, the NIS/USD exchange rate averaged 3.45 NIS to 1.00 USD, fluctuating between a high of 4.08 (recorded on October 27, 2023) and a low of 3.0740 NIS/USD (recorded on November 17, 2021). The exchange rate as of December 31, 2024 stood at 3.6470 NIS/USD.
Foreign currency reserves at the Bank of Israel (“BoI”) at the end of 2023 stood at $204.6 billion, which was 40% of GDP. In the last quarter of 2023, during the early days of the war in Gaza, the BOI sold $8.5 billion of foreign currency reserves in an effort to stabilize the NIS and offset its depreciation. The foreign currency reserves at the end of 2024 stood at $214.6 billion.
The level of foreign currency reserves has been maintained above 30% of GDP since late 2010. Following a concentrated effort by the BoI to raise the level of reserves in 2008 and 2009, during which the BoI made daily purchases of foreign currency, the BoI’s policy has been to intervene in the foreign currency market on a discretionary basis when there have been unusual movements in the exchange rate that the BoI believes to be inconsistent with underlying economic conditions or when conditions in the foreign exchange market are disorderly.
Israel is a party to free trade agreements with its major trading partners and is one of the few nations that has signed free trade agreements with both the United States and the EU.
Fiscal Policy
Budget proposals in Israel are constrained by two parameters. The first is a deficit ceiling that sets the maximum deficit-to-GDP ratio, which has been modified several times. The second is an expenditure ceiling that sets a maximum year-to-year growth in government expenditure. Under the current formula prescribed by Israeli law, the expenditure ceiling is based on the average population growth rate over the three years prior to the submission of the budget, plus the ratio of the medium-term debt-to-GDP target (50%) to the current debt-to-GDP ratio.
In connection with the continuation of the Government’s debt reduction policy, general government debt-to-GDP, also known as “public debt-to-GDP” (including local authorities’ debt), decreased to 59.3% in 2019, a decrease of 0.9% from 2018. In 2020, however, as a result of COVID-19-related expenditures and lower than expected revenues, the deficit rose to 11.3% of GDP, which was significantly above the deficit target set for the year and, similarly, the public debt-to-GDP ratio for 2020 increased to 70.9%. In 2021, the deficit decreased to 4.4% of GDP, which was lower than the deficit target as state revenues exceeded expectations and there were lower than expected COVID-19-related expenditures, and the public debt-to-GDP ratio in 2021 decreased to 67.8%. In light of higher than expected revenues and lower than expected expenditure, as a result of the COVID-19 recovery, a cumulative budget surplus of approximately NIS 9.8 billion (0.6% of GDP) was measured in 2022, resulting in a debt-to-GDP ratio of 60.5%. In May 2023, a budget for the years 2023-2024 was approved by the Knesset. In light of the Israel-Gaza war, the budgets for 2023 and 2024 were revised at the end of 2023 and at the beginning of 2024, and the budget for 2024 was revised twice more in 2024, as government expenditure increased significantly due to the war in Gaza. In addition, tax revenues moderated since the beginning of 2023 and declined in comparison to the previous year. As a result, the budget deficit rose to 4.1% of GDP in 2023 while the debt-to-GDP ratio increased to 62.0%. In 2024, the budget deficit is initially estimated to have risen to 6.9% of GDP, while the debt-to-GDP ratio is initially estimated to have increased to 69.0%.
Inflation and Monetary Policy
The average annual inflation rate over the period from 2014 to 2023 was approximately 1.1%, which is within the Government’s target range of 1%-3%. The changes in the Consumer Price Index (“CPI”) reflect a rise in prices of commodities, housing and agricultural products in Israel. The average annual CPI growth rate was 0.8% in 2019 and decreased by 0.6% in 2020. In 2021, the CPI increased by 1.5%, which was within the target of the BoI for the first time since 2013. In 2022, the CPI increased by an annual average of

4.4%, as inflation rose worldwide. In 2023 the CPI increased by an annual average of 4.2%, and the year-end inflation rate stood at 3%, as inflation returned to within the target range of the Bank of Israel. In 2024 the CPI increased by 3.2% (December 2024 compared to December 2023).
Since April 2022, due to rising inflation, the BoI increased the interest rate ten times from 0.10% to 4.75% in May 2023. In January 2024, the BoI lowered the interest rate by 0.25% to 4.50%. However, inflation returned to being outside the target range at 3.2% as of December 2024. The real interest rate (nominal interest rate less inflation expectations) averaged -0.8%, 0.1%, -1.8%, -1.7% and 1.8% in, 2019, 2020, 2021, 2022 and 2023 respectively.
Labor Market
Prior to the outbreak of COVID-19, the annual labor force participation rate, which is the labor force as a percentage of the population over the age of 15, averaged 63.5% in 2019. Unemployment averaged 3.8% in 2019. After the outbreak of COVID-19, unemployment increased significantly as a result of lockdowns and other restrictions to reduce the spread of COVID-19. In 2023, the labor force participation rate averaged 63.5%, similar to pre-pandemic levels, while the official unemployment rate decreased to 3.4%, as a result of the recovered demand for labor. In the last quarter of 2023, the number of those absent from work due to economic reasons rose significantly due to the effects of the war in Gaza. This rise contributed an additional 1.5% yearly average to the unemployment rate. In addition, the effect of those missing from work due to military duty during the war added an additional 0.8% to the yearly unemployment rate. During the initial months of the war, primarily in October, those absent from work due to other reasons connected to the war added another 0.7% to the yearly unemployment rate in 2023. The labor force participation rate stood at 61% and the unemployment rate stood at 2.7% as of November 2024.
Capital Markets
The BoI, together with other governmental authorities and regulators, monitors Israeli banks and financial institutions on an ongoing basis, supervising the banking system’s conditions and operations as a whole. In addition, the BoI cooperates with the Ministry of Finance and the Israel Securities Authority to achieve comprehensive regulation and supervision of Israel’s financial markets, to ensure coordination among the various entities in the financial sector and to set policies and measures that will be implemented and enforced with respect to such entities.
According to estimates from the Bank of Israel (BoI), the total value of the public’s financial assets — excluding those of the government, the BoI, nonresident investments, commercial banks, and mortgage banks — reached NIS 5,971 billion at the end of the third quarter of 2024. This represents a 10.3% increase over the previous three quarters. In previous years, the value of the public’s financial assets grew by 6.2% in 2023, decreased by 2.0% in 2022, and increased by 15.8% in 2021. The Tel Aviv Stock Exchange (the “TASE”) is Israel’s sole stock exchange and the Tel Aviv 125 (“TA- 125”) and Tel Aviv 35 (“TA-35”) are its main indices and primary indicators of the stock price performance of companies publicly trading on the TASE. The TA-125 and TA-35 measure the 125 and 35 companies listed on the TASE, respectively, with the highest market capitalization. In 2023, the TA-35 and TA-125 indices increased by 3.8% and 4.1%, respectively, compared to increases in the S&P 500 of 24.2% and in the NASDAQ Composite of 43.4% over the same period. In 2024, the TA-35 and TA-125 increased by 27.1% and 26.4%, respectively, compared to increases in the S&P 500 and the NASDAQ Composite of 24.0% and 30.8%, respectively, over the same period. After an initial negative impact from the attack by Hamas on Israel on October 7, 2023, the Israeli capital markets recovered in 2024 to surpass pre-war levels.
Global Issuances
In recent years, Israel has been active in the global sovereign debt markets. Most recently, in March 2024, Israel completed a triple-tranche issuance in the global markets, issuing an aggregate of $2.0 billion principal amount of 5.375% bonds due 2029, an aggregate of $3.0 billion principal amount of 5.5% bonds due 2034 and an aggregate of $3.0 billion principal amount of 5.75% bonds due 2054. In January 2023, Israel completed its first green bond issuance, issuing an aggregate of $2 billion principal amount of 4.500% bonds due 2033.

Political Situation
Overview of Israel’s Political Structure.   The State of Israel was established in 1948 as a parliamentary democracy. It functions on a set of foundational laws, titled “Basic Laws”, which have a special status that grants exclusive judicial review jurisdiction to the Israeli Supreme Court. Israel’s constitutional jurisprudence is grounded in judicial decisions and in the State’s Declaration of Independence.
Israel’s governmental powers are divided amongst its legislative, executive and judiciary branches. The Supreme Court is the highest court of Israel, and also sits as a High Court of Justice. Any Israeli citizen has the right to appeal a lower court’s decision to the Supreme Court. Approximately 10,000 proceedings are initiated in the Supreme Court annually. The legislative power of the State resides in the Knesset, a unicameral parliament that consists of 120 members from multiple political factions elected by Israel’s citizens under a system of proportional representation.
The executive power of the State of Israel is held by a democratically elected government. A proposed government requires approval by the Knesset, which is presented with a coalition supported by a majority of the Knesset members, even if not all supporting parties are members of the proposed government. A proposed government is usually made up of a coalition of different political parties. The Prime Minister serves as the head of government and as the chief executive of the state. The President serves as the “Head of State” and plays an important role in leading the process of forming a government. The functions of the President are defined in the Basic Law of 1964: President of the State. The President assigns the task of forming a new government to a member of Knesset, who is usually the leader of the party that received the most Knesset seats in the latest general elections. In addition, the President assumes public functions and activities. Among the President’s formal functions are signing laws, opening the first session of a new Knesset, receiving the credentials of new Ambassadors from foreign states, pardoning prisoners or commuting their sentences and approving the appointment of civil and religious judges, the State Comptroller and the Governor of the Bank of Israel.
Israel’s most recent general elections were held on November 1, 2022. Following this election, the President selected Benjamin Netanyahu to form a coalition government and on December 29, 2022, the Knesset voted in favor of the new coalition government led by Prime Minister, Benjamin Netanyahu. The political parties that were members of the coalition at the time of its formation were: Likud, Shas, United Torah Judaism, Religious Zionism, Otzma Yehudit and Noam. Following the October 7, 2023 attack by Hamas on Israel, leaders from opposition parties joined the government as part of an emergency unity government, which was in place until June 9, 2024, when the National Unity Party led by Benny Gantz resigned from the unity government. In September 2024, Knesset Member Gideon Sa’ar joined the coalition government and cabinet to support its actions during the war.
On January 19, 2025, National Security Minister Itamar Ben-Gvir and members of his “Otzma Yehudit” party submitted their resignation letters from the government and coalition. Their resignation stems from opposition to the three-phase Israel — Hamas war ceasefire framework.
Proposed Legislative Changes to the Judicial System.   In 2023, the Knesset’s Constitution, Law and Justice Committee (the “Constitution Committee”) started promoting a number of bills regarding the Israeli judicial system, which were approved in the first reading by the Knesset plenum. Since the start of the war in Gaza, the proposed Legislative changes have been put on hold.
Israel and Gaza.   In 2005, Israel withdrew completely from the Gaza Strip (“Gaza”), dismantling all Israeli communities and military bases in Gaza, as well as four Israeli settlements in the northern West Bank. Despite this, there has been ongoing tension at the border between Israel and Gaza, often characterized by Hamas rocket attacks and other acts of violence by individual Palestinians and responsive Israeli military campaigns commenced with the goal of suppressing the violence.
On October 7, 2023, Hamas launched an unprecedented terror attack on Israel from the Gaza Strip killing approximately 1,200 people and kidnapping 251 people. See “— October 7, 2023 Attack on Israel, the War in Gaza, and Other Related Military Conflicts” above.
Israel-United States Relations.   In July 2022, President Joe Biden visited Israel. During his meeting with then-Prime Minister, Yair Lapid, in Jerusalem on July 14, 2022, the leaders of the United States and

Israel adopted the Joint Declaration on the U.S.-Israel Strategic Partnership. In the declaration, the United States and Israel reaffirmed the unbreakable bond between the two countries and the enduring commitment of the United States to Israel’s security and qualitative military edge, as well as the foundation of the strategic U.S.- Israel partnership based on a bedrock of shared values, interests and a true friendship. The declaration also addressed the Iranian nuclear program, committing both countries to “use all elements of national power” to prevent Iran from acquiring a nuclear weapon. Since the October 7, 2023 attack by Hamas against Israel and the commencement of the war in Gaza, the US has expressed its support for Israel in a variety of actions and statements. On October 18, 2023, President Joe Biden visited Israel to show his support and approved an additional foreign aid package for Israel totaling $26.4 billion (which was approved by the House and signed by the President in April 2024). In addition, President Joe Biden supported Israel’s efforts to bring a hostage deal to international forums, including at the UN Security Council.
The re-election of Donald J. Trump as U.S. president in 2024 is expected by Israel to further solidify U.S.-Israel ties, with a focus on advancing pro-Israel policies and regional security cooperation. Israel believes that President Trump’s return to office may also intensify pressure on Iran, potentially influencing Israel’s strategy in the Middle East.
Abraham Accords.   In August 2020, an agreement for the normalization of relations between Israel and the United Arab Emirates (the “UAE”) was reached, and in September 2020 the Abraham Accords Peace Treaty was signed at the White House. The Abraham Accords officially established diplomatic relations between Israel and the UAE. This was shortly followed by an agreement for the normalization of ties between Israel and the Kingdom of Bahrain, which was signed in a Joint Communique between Israel and Bahrain in November 2020. In December 2020, Israel and Morocco established full diplomatic relations and in January 2021, Sudan acceded to the Abraham Accords during the visit of then-U.S. Treasury Secretary Steven Mnuchin to Khartoum. As of December 2024, there have been reports of an advancement in the negotiations toward an accord with other countries in the region.
Israel-Turkey Relations.   In August 2022, Israel and Turkey agreed to resume normal diplomatic relations with the announcement that the two countries will return their ambassadors after years without senior diplomatic representation. The decision to reinstate ambassadors was the culmination of a positive trend in the relations between the countries during 2022, which included President Isaac Herzog’s visit to Ankara, mutual visits of the foreign ministers in Jerusalem and Ankara, and visits by the Ministers of Commerce and Defense to Turkey.
Israel was the first country to deploy a search and rescue mission to Turkey, following the devastating earthquake that hit Southern Turkey in February 2023. The delegation was instrumental in rescuing 19 individuals from the rubble and assisted in providing humanitarian and medical assistance to the Turkish authorities on the ground.
Following the attack by Hamas on Israel and the commencement of the war in Gaza, in December 2023 Turkey recalled its ambassador in Israel for consultation and Israel did the same with its ambassador in Turkey. Additionally, in March 2024, Turkey announced sanctions on trade with Israel, significantly reducing economic exchange between the two countries. In November 2024, Turkish Prime Minister, Recep Tayyip Erdoğan, announced that Turkey had unilaterally halted diplomatic relations with Israel. Tensions continue to escalate as both Israel and Turkey remain actively involved in Syria following the collapse of the Syrian government in December 2024.
Israel-Ukraine Relations.   In February 2023, then-Foreign Minister Eli Cohen was the first Israeli official to visit Kiev and meet with the Ukrainian President, Volodymyr Zelenskyy, since the Russian offensive in Ukraine began in 2022.
Recent Developments in Relations with Certain other Countries.   In February 2023, an official Israeli delegation, led by then-Foreign Minister Eli Cohen, visited Khartoum to further advance normalization of relations between Israel and Sudan. In April 2023, the Azerbaijani Foreign Minister attended the official opening of Azerbaijan’s embassy in Israel. In the same month, the foreign ministers of Israel and Poland signed an agreement to reinstate youth study visits between the countries. Additionally, Poland announced that a Polish ambassador would be reinstated to Israel.

In July 2023, Israel recognized Moroccan sovereignty over the territory of Western Sahara. In September 2023, Papua New Guinea opened an embassy in Jerusalem.
For a discussion of the impact of the October 7, 2023 attacks and the war in Gaza on Israel’s foreign relations, see “— October 7, 2023 Attack on Israel, the War in Gaza, and Other Related Military Conflicts” above.
Privatization
In the past several decades, privatization has been an essential element of broader Government-initiated market reforms, which aim to promote the growth of the private sector, mainly by enhancing competition. Israel has made substantial progress in recent years, resulting in the privatization of many enterprises previously owned by the State of Israel and the reduction of state subsidization of several business enterprises. In total, between 1986 and 2023, 99 Government-owned companies became partially or fully privatized. The proceeds stemming from privatizations between 2005 and 2023 totaled $5.3 billion. The Government plans to continue with the process of privatizing its interests in financial institutions, as well as in state-owned land and seaports, the Postal Company, energy and transportation utilities, and parts of the defense industry.
Loan Guarantee Program
On January 3, 2023, the U.S. Congress approved an extension of the loan guarantee program until September 2028.

DESCRIPTION OF THE BONDS
Israel will issue the bonds under the Fiscal Agency Agreement dated as of March 13, 2000, as amended by Amendment No. 1 to Fiscal Agency Agreement, dated as of February 24, 2004, and Amendment No. 2 to Fiscal Agency Agreement, dated as of January 5, 2016, between Israel and Citibank, N.A., as fiscal agent, paying agent, transfer agent and registrar.
This section of this prospectus supplement is an overview of the material provisions of the bonds and the fiscal agency agreement. Because it is only an overview, the description may not contain all of the information that is important to you as a potential investor in the bonds. Therefore, Israel urges you to read the fiscal agency agreement and the form of bonds in making your decision as to whether to invest in the bonds. Israel has filed copies of these documents with the SEC, and all of these documents are available at the SEC’s website at www.sec.gov or may be inspected at the office of the SEC listed in the accompanying prospectus under the heading “Where You Can Find More Information About the State of Israel”. Copies of the fiscal agency agreement, including the form of bonds, may be inspected during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the offices of the fiscal agent in New York City.
Any capitalized terms that are defined in the accompanying prospectus have the same meanings in this section unless a different definition appears in this section. If there are any inconsistencies between the information in this section and the information in the accompanying prospectus, the information in this section controls.
General Terms of the Bonds
The 2030 bonds, issued in an aggregate principal amount of $2,500,000,000, bear interest at a rate of 5.375% per annum and mature on February 19, 2030. The 2030 bonds will pay interest semi-annually in arrears in equal installments on February 19 and August 19 of each year, starting on August 19, 2025, to be paid to the person in whose name the global bond is registered at the close of business on the immediately preceding February 5 or August 5, respectively. The yield to maturity of the 2030 bonds will be 5.573%.
The 2035 bonds, issued in an aggregate principal amount of $2,500,000,000, bear interest at a rate of 5.625% per annum and mature on February 19, 2035. The 2035 bonds will pay interest semi-annually in arrears in equal installments on February 19 and August 19 of each year, starting on August 19, 2025, to be paid to the person in whose name the global bond is registered at the close of business on the immediately preceding February 5 or August 5, respectively. The yield to maturity of the 2035 bonds will be 5.891%.
The 2030 bonds and the 2035 bonds will:
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be issued as separate series under the fiscal agency agreement;

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be designated collective action securities and will, therefore, contain “collective action clauses” as described under “Debt Securities — Collective Action Securities Issued On or After January 5, 2016” in the accompanying prospectus;

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bear interest from February 19, 2025 or from the most recent interest payment date on which interest has been paid, calculated on the basis of a 360-day year consisting of twelve 30-day months;

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be issued in fully registered form, without coupons, in denominations of $200,000 and integral multiples of $1,000 above that amount;

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upon issuance, be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Israel and will rank without preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Israel;

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be recorded on, and transferred through, the records maintained by The Depository Trust Company (“DTC”) and its direct and indirect participants, including the Euroclear System (“Euroclear”) and Clearstream Banking, Luxembourg, société anonyme (“Clearstream Banking Luxembourg”);

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not be available in definitive form except under certain limited circumstances (see “— Certificated Bonds” below for a description of the circumstances when bonds in definitive form (certificated bonds) will be available); and

•
not be redeemable prior to maturity or subject to any sinking fund.

Fiscal Agent
The bonds will be issued pursuant to the Fiscal Agency Agreement dated March 13, 2000, as amended by Amendment No. 1 to Fiscal Agency Agreement, dated as of February 24, 2004, and Amendment No. 2 to Fiscal Agency Agreement, dated as of January 5, 2016, between Israel and Citibank, N.A., as fiscal agent. The fiscal agency agreement will govern the duties of the fiscal agent. The fiscal agent is an agent of Israel, not a trustee for the holders of the bonds and, unlike a trustee, does not have the responsibility or duty to act for the holders of the bonds. You may obtain a copy of the fiscal agency agreement and the form of bonds included therein, free of charge, at the office of the Head of the Israel Economic Mission — Western Hemisphere listed under the heading “Where You Can Find More Information About the State of Israel.”
Israel may at any time appoint a new fiscal agent. Israel will promptly provide notice (as described under “— Notices”) of the termination or appointment of, or of any change in the office of, the fiscal agent or the listing, paying or transfer agent.
Israel may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.
Listing
An application will be made to the FCA for the bonds to be admitted to the Official List and to the London Stock Exchange for the bonds to be admitted to trading on the London Stock Exchange’s main market; however, no assurance can be given that such application will be accepted. It is expected that admission of the bonds to the Official List and to trading on the London Stock Exchange’s main market will be granted on or around the Closing Date, subject only to the issue of the bonds.
The expenses in connection with the admission of the bonds to the Official List and to trading on the London Stock Exchange’s main market are expected to amount to approximately £6,250.
Interest
If an interest payment date is not a Business Day at the relevant place of payment, payment of interest will be made on the next day that is a Business Day at that place of payment. “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law to close in The City of New York and, for any place of payment outside of The City of New York, in such place of payment.
Interest on the bonds will be computed on the basis of a 360-day year of twelve 30-day months.
Global Clearance and Settlement
Israel has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream Banking Luxembourg. DTC, Euroclear and Clearstream Banking Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. None of Israel, the underwriters or the registrar of the bonds will be responsible for DTC’s, Euroclear’s or Clearstream Banking Luxembourg’s performance of their obligations under their rules and procedures; nor will Israel or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.
Introduction
The Depository Trust Company
DTC is:
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a limited-purpose trust company organized under the New York Banking Law;

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a “banking organization” under the New York Banking Law;

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a member of the Federal Reserve System;

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a “clearing corporation” under the New York Uniform Commercial Code; and

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a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is a wholly-owned subsidiary of the Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.
The foregoing information about DTC has been provided to Israel by DTC for informational purposes only and is not a representation, warranty or contract modification of any kind.
Euroclear and Clearstream Banking Luxembourg
Like DTC, Euroclear and Clearstream Banking Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream Banking Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking Luxembourg participants are financial institutions such as the underwriters of this offering, securities brokers and dealers, banks, trust companies and other organizations. The underwriters are participants in Euroclear or Clearstream Banking Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream Banking Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream Banking Luxembourg participants.
Ownership of Bonds Through DTC, Euroclear and Clearstream Banking Luxembourg
Israel will issue the bonds in the form of a fully registered book-entry security, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts.
You may hold your beneficial interests in the book-entry security through Euroclear or Clearstream Banking Luxembourg if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream Banking Luxembourg will hold their participants’ beneficial interests in the book-entry security in their customers’ securities accounts with their depositaries.
These depositaries of Euroclear and Clearstream Banking Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.
Israel and the fiscal agent generally will treat the registered holder of the bonds, initially Cede & Co., as the absolute owner of the bonds for all purposes. Once Israel and the fiscal agent make payments to the registered holders, Israel and the fiscal agent will no longer be liable on the bonds for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including DTC, Euroclear,
Clearstream Banking Luxembourg and their participants) to exercise any of the rights granted to the holder of the book-entry security. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry security, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.
DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the bonds through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the fiscal agency agreement or the bonds. Euroclear’s or Clearstream Banking Luxembourg’s ability to take actions as a holder under the bonds or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream Banking Luxembourg will take such actions only in accordance with their respective rules and procedures.
The fiscal agent will not charge you any fees for the bonds, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed bonds. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.
The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the bonds to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the bonds to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.
Transfers Within and Between DTC, Euroclear and Clearstream Banking Luxembourg
Trading Between DTC Purchasers and Sellers
DTC participants will transfer interests in the bonds among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer.
Trading Between Euroclear and/or Clearstream Banking Luxembourg Participants
Participants in Euroclear and Clearstream Banking Luxembourg will transfer interests in the bonds among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream Banking Luxembourg.
Trading Between a DTC Seller and a Euroclear or Clearstream Banking Luxembourg Purchaser
When the bonds are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream Banking Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to receive the bonds and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the bonds will be credited to the depositary’s account. After settlement has been completed, DTC will credit the bonds to Euroclear or Clearstream Banking Luxembourg, Euroclear or Clearstream Banking Luxembourg will credit the bonds, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from Euroclear’s or Clearstream Banking Luxembourg’s account will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.
Participants in Euroclear and Clearstream Banking Luxembourg will need to make funds available to Euroclear or Clearstream Banking Luxembourg in order to pay for the bonds by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream Banking Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream Banking Luxembourg until the bonds are credited to their accounts one day later.
As an alternative, if Euroclear or Clearstream Banking Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream Banking Luxembourg to draw on the line of credit to finance settlement for the bonds. Under this procedure, Euroclear or Clearstream Banking Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the bonds were credited to the participant’s account. However, interest on the bonds would accrue from the value date. Therefore, in many cases the interest income on bonds which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream Banking Luxembourg charges) to each participant.
Since the settlement will occur during New York business hours, a DTC participant selling an interest in the bonds can use its usual procedures for transferring bonds to the depositaries of Euroclear or Clearstream Banking Luxembourg for the benefit of Euroclear or Clearstream Banking Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.
Trading Between a Euroclear or Clearstream Banking Luxembourg Seller and DTC Purchaser
Due to time zone differences in their favor, Euroclear and Clearstream Banking Luxembourg participants can use their usual procedures to transfer bonds through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date.
Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to credit the bonds to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream Banking Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if the settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.
If the Euroclear or Clearstream Banking Luxembourg participant selling the bonds has a line of credit with Euroclear or Clearstream Banking Luxembourg and elects to be in debt for the bonds until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.
Finally, a day trader that uses Euroclear or Clearstream Banking Luxembourg and that purchases bonds from a DTC participant for credit to a Euroclear or Clearstream Banking Luxembourg accountholder should note that these trades will automatically fail on the sale side unless affirmative action is taken, including:
(a)
borrowing through Euroclear or Clearstream Banking Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream Banking Luxembourg account) in accordance with the clearing system’s customary procedures;

(b)
borrowing the bonds in the United States from a DTC participant no later than one day prior to settlement, which would give the bonds sufficient time to be reflected in the borrower’s Euroclear or Clearstream Banking Luxembourg account in order to settle the sale side of the trade; or

(c)
staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream Banking Luxembourg account holder.

Same-Day Settlement and Payment
The underwriters will settle the bonds in immediately available funds. Israel will make principal and interest payments on the bonds in immediately available funds or the equivalent. Secondary market trading between DTC direct participants will occur in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same Day Funds Settlement System. Secondary market trading between Clearstream Banking Luxembourg customers and Euroclear participants will occur in accordance with the applicable rules and operating procedures of Clearstream Banking Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.
Certificated Bonds
Unless and until they are exchanged, in whole or in part, for bonds in definitive form in accordance with the terms of the bonds, the bonds may not be transferred except (1) as a whole by DTC to a nominee of DTC, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. The bonds cannot be partially exchanged into definitive bonds.
Israel will issue certificated bonds in definitive form to you or your nominees, rather than to DTC or its nominees, only if:
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Israel advises the fiscal agent in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, and the fiscal agent or Israel is unable to locate a qualified successor within 90 days;

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an event of default has occurred and is continuing under the fiscal agency agreement or the bonds; or

•
Israel, at its option, elects to terminate the book-entry system through DTC.

If any of the three above events occurs, DTC is required to notify all direct participants that bonds in fully certificated registered form are available through DTC. DTC will then surrender the global bond representing the bonds along with instructions for re-registration. The fiscal agent will re-issue the bonds in fully certificated registered form, in denominations of $200,000 and integral multiples of $1,000 above that amount, and will recognize the registered holders of the certificated bonds as holders under the fiscal agency agreement.
If Israel issues certificated bonds in definitive form, they will have the same terms and authorized denominations as the bonds in book-entry format. You may present bonds in definitive form for transfer, exchange or payment at the corporate trust office of the fiscal agent in New York City, according to the procedures in the fiscal agency agreement, and, in the case of bonds in definitive form presented for payment, principal and interest thereon will be payable at the office of the fiscal agent in New York City. In the case of a transfer of part of a bond in definitive form, the registrar or transfer agent will issue a new bond in definitive form to the transferee and a second bond in definitive form in respect of the balance of the bond in definitive form to the transferor. Certificated bonds presented for transfer must be accompanied by an executed instrument of assignment and transfer.
Replacement of Bonds
If any certificated bond in definitive form becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the certificated bond or the evidence of its loss, theft or destruction to the fiscal agent. Israel and the fiscal agent may require you to sign an indemnity under which you agree to pay Israel, the fiscal agent or any other agent of Israel for any losses that they may suffer relating to the certificated bond in definitive form that was mutilated, destroyed, stolen or lost. Israel and the fiscal agent may also require you to present other documents or proof of ownership. After you deliver these documents, if neither Israel nor the fiscal agent have notice that a bona fide purchaser has acquired the certificated bond in definitive form you are exchanging, Israel will execute, and the fiscal agent will authenticate and deliver to you, a substitute certificated bond in definitive form with the same terms as the certificated bond in definitive form you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost certificated bond in definitive form.
Notices
The fiscal agent will mail notices by first class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the fiscal agent maintains. The fiscal agent will only mail these notices to Cede & Co., as the registered holder of the bonds, unless Israel reissues the bonds to you or your nominees in fully certificated form.
The Issuer shall also ensure that notices are duly published in a manner which complies with the rules of any stock exchange or other relevant authority on which the bonds are for the time being listed or by which they have been admitted to trading, including publication on the website of the relevant stock exchange or relevant authority if required by those rules.

Prescription
Under the State of New York’s statute of limitations, any legal action to enforce Israel’s obligation to pay principal and interest under the bonds must be commenced within six years after any such payment is due. Thereafter, Israel’s payment obligations will generally become unenforceable.
Governing Law
The fiscal agency agreement and the bonds, for all purposes, shall be governed by and construed in accordance with the laws of the State of New York, except with respect to the authorization and execution of the fiscal agency agreement and the bonds on behalf of Israel, which shall be governed by the laws of Israel.
Further Issuances of Debt Securities of a Series
From time to time, without the consent of holders of the bonds, and subject to the required approvals under Israeli law, Israel may create and issue additional debt securities with the same terms and conditions as those of the bonds (or the same except for the amount of the first interest payment); provided, however, that any such additional debt securities subsequently issued shall be fungible with the previously outstanding bonds for U.S. federal income tax purposes. Israel may also consolidate such additional debt securities to form a single series with the outstanding bonds.

TAXATION
U.S. Taxation
The following summary describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of a bond acquired at the issue price pursuant to this offering. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated thereunder by the U.S. Department of the Treasury (“Treasury Regulations”), published rulings and court decisions, all as in effect on the date of this prospectus supplement. All of these laws and authorities are subject to change at any time, perhaps with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussions set forth in this summary. This summary does not cover any U.S. state, U.S. local, non-U.S. or other tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.
Israel has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with all of such statements and conclusions. A different treatment from that described below could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in the bonds.
This summary addresses only beneficial owners that hold a bond as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular bondholder in light of the bondholder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). In particular, this summary does not address all tax considerations applicable to special classes of taxpayers, such as:
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investors who do not purchase the bonds in this offering at the offering price;

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dealers in securities or currencies, banks, regulated investment companies, real estate investment trusts, tax-exempt organizations and life insurance companies;

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traders in securities that elect to use a mark-to-market method of accounting;

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persons that purchase or sell the bonds as part of a wash sale for U.S. federal income tax purposes;

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persons that hold the bonds as part of a hedging transaction or as a position in a straddle or conversion transaction for U.S. federal income tax purposes;

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persons subject to special tax accounting rules under Section 451(b) of the Code;

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partnerships or other entities treated as partnerships for U.S. federal income tax purposes, or persons holding the bonds through partnerships or other pass-through entities; and

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U.S. Holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

If a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a bond, the U.S. federal income tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of bonds that are partnerships and partners in those partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the bonds.
In certain circumstances (see “Debt Securities — Collective Action Securities Issued On or After January 5, 2016 — Default”, “— Acceleration of Maturity” and “Taxation by Israel; Additional Amounts” in the accompanying prospectus), the bonds may become due and payable prior to maturity or we may pay amounts on the bonds that are in excess of stated interest or principal on the bonds. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Under these Treasury Regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingencies in the aggregate are considered “remote” or “incidental” or, in certain circumstances, either it is significantly more likely than not that none of the contingencies will occur or the contingency results from an option of the issuer which, if exercised, would increase the yield to maturity of the bond. We believe that these contingencies should not cause the bonds to be treated as contingent payment debt instruments for U.S. federal income tax purposes. Accordingly, we do not intend to treat the possibility of paying such premium as causing the bonds to be treated as contingent payment debt instruments. Our determination generally is binding on a bondholder unless such bondholder discloses its contrary position in the manner required by the applicable Treasury Regulations. It is possible that the IRS may take a different position, in which case, if such position is sustained, the timing and amount of income included and the character of the income recognized with respect to the bonds may be materially and adversely different from the consequences discussed herein. The remainder of this discussion assumes that the bonds will not be treated as contingent payment debt instruments. You should consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the bonds.
Israel expects, and the remainder of this summary assumes, that the bonds will be issued with less than a de minimis amount of “original issue discount” (“OID”) for U.S. federal income tax purposes.
This summary is for general informational purposes only. You should consult your own tax advisor regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the bonds in light of your particular circumstances, as well as the effect of any relevant U.S. state, U.S. local, non-U.S. or other tax laws.
Deemed Taxable Exchange.   A change made to the terms of the bonds pursuant to the collective action clause may give rise to a deemed taxable exchange for U.S. federal income tax purposes upon which gain or loss is realized (although any loss could be disallowed) if the modified bond differs materially either in kind or extent from the original bond (a “significant modification”). Such gain or loss would be measured by the difference between the principal amount (or fair market value in certain circumstances) of the bond after the modification and your tax basis in such bond before the modification. In addition, if the “stated redemption price at maturity” of the modified bond exceeds its issue price (i.e., the stated principal amount of the modified bond, or, in certain circumstances, its fair market value) by more than a statutorily defined de minimis amount, such modified bond would be treated as issued with original issue discount, which you would be required to include in income on a yield to maturity basis in advance of the receipt of cash corresponding to such income regardless of your usual method of accounting for U.S. federal income tax purposes. A modification of a bond that is not a significant modification does not create a deemed exchange for U.S. federal income tax purposes. Under applicable U.S. Treasury regulations, the modification of a bond is a significant modification if, based on all of the facts and circumstances and taking into account all modifications of the bond collectively (other than modifications that are subject to special rules), the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” The applicable U.S. Treasury regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments, are significant. In addition, the determination of whether the modified bonds are treated as “contingent payment debt instruments” as a result of the possibility of additional payments, as further described above, would be made at the time of the modification. You should consult your own tax advisor as to the U.S. federal income tax considerations relating to the potential change to the terms of the bonds pursuant to the collective action clause.
U.S. Holders
The following discussion applies to you if you are a U.S. Holder. As used herein, a “U.S. Holder” means a beneficial owner of a bond who or that is:
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an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•
a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation without regard to its source; or

•
a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” as defined in the Code and

Treasury Regulations (each a “U.S. Person”) have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996 and that has made a valid election under the applicable Treasury Regulations to be treated as a U.S. trust.
If you are not a U.S. Holder, this discussion does not apply to you and you should refer to “— Non-U.S. Holders” below.
Interest on a Bond.   Payments or accruals of stated interest on a bond generally will be taxable to you as ordinary income at the time they are accrued or actually or constructively received. Interest on a bond will constitute income from sources outside the United States and, under the “foreign tax credit” rules, that interest generally will, depending on your circumstances, be categorized as “passive” or another category of income for purposes of computing the “foreign tax credit” allowable to you under the U.S. federal income tax laws.
Disposition of a Bond.   You generally will recognize capital gain or loss on the sale, exchange, retirement, redemption or other taxable disposition of a bond equal to the difference between the amount realized on such disposition (not including any amounts attributable to accrued but unpaid interest, which will be taxed as ordinary income to the extent not previously included in income) and your adjusted tax basis in the bond. Your “amount realized” generally will be the sum of cash plus the fair market value of any property received upon the sale, exchange, retirement, redemption or other disposition of a bond. Your “adjusted tax basis” in such bond generally will equal its cost to you.
Generally, such capital gain or loss will be long-term capital gain or loss if at the time you recognize such gain or loss, you held the bond for more than one year, and will be short-term capital gain or loss if you held the bond for one year or less. Long-term capital gains of non-corporate U.S. Holders generally will be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any gain or loss you recognize on the sale, exchange, retirement, redemption, or other taxable disposition of a bond generally will be treated as income from sources within the United States or loss allocable to income from sources within the United States for “foreign tax credit” limitation purposes.
Medicare Tax.   If you are a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you will be subject to a 3.8% Medicare tax on the lesser of (i) your “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of your modified adjusted gross income (or, in the case of an estate or trust, the adjusted gross income) for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income generally includes your interest income and your net gains from the disposition of a bond, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you should consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the bonds.
Information with Respect to Foreign Financial Assets.   Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on the bondholder’s circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by non-U.S. financial institutions, as well as securities held for investment and issued by non-U.S. Persons (which includes the bonds) that are not held in accounts maintained by financial institutions. Failure to file information reports may subject you to penalties. In addition, the statute of limitations for assessment of tax would be suspended in whole or part. You should consult your own tax advisor regarding your obligation to file information reports with respect to the bonds.
Non-U.S. Holders
The following discussion applies to you if you are a beneficial owner of a bond and are not a partnership for U.S. federal income tax purposes and not a U.S. Holder as defined above (a “Non-U.S. Holder”).

Interest on a Bond.   Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on payments of interest on a bond unless the interest on the bond is treated for U.S. federal income tax purposes as “effectively connected” with your conduct of a trade or business within the United States (and in addition, if you are claiming benefits under an applicable income tax treaty, the interest is attributable to a permanent establishment or fixed base (in each case, within the meaning of such treaty) maintained by you within the United States). If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on such interest in the same manner as a U.S. Holder, as described above (unless the interest is excluded under an applicable tax treaty). If you are treated as a corporation for U.S. federal income tax purposes you may, in certain circumstances, also be subject to an additional U.S. “branch profits tax” in respect of any such “effectively connected” interest income currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).
Disposition of a Bond.   Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax or withholding tax on any capital gain realized upon the sale, exchange, retirement, redemption or other disposition of a bond unless: (1) the gain is treated for U.S. federal income tax purposes as “effectively connected” with your conduct of a trade or business within the United States (and in addition, if you are claiming benefits under an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base (in each case, within the meaning of such treaty) maintained by you within the United States); or (2) you are a nonresident alien individual who is present in the United States for a total of 183 days or more during the taxable year in which you recognize the capital gain, and either: (i) the gain is attributable to an office or fixed place of business maintained by you in the United States; or (ii) you have a “tax home” (as defined in the Code) in the United States during the taxable year in which you recognize the capital gain.
If you are described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder, as described above, and, if you are a corporation for U.S. federal income tax purposes, you may, in certain circumstances, also be subject to the U.S. branch profits tax as described above. If you are described under (2) above, you generally will be subject to a 30% U.S. federal tax on such gain, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a bond generally will be treated in the same manner as payments of interest made to you, as described above under “— Interest on a Bond.”
Backup Withholding and Information Reporting.   If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest on a bond if such payments are made within the United States. Such payments will be considered made within the United States if transferred to an account maintained in the United States or mailed to a United States address, and the amount is paid by or through a custodian, nominee or other agent that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if you fail to demonstrate your eligibility for an exemption and you (i) fail to provide an accurate taxpayer identification number, or (ii) in the case of interest payments, fail to certify that you are not subject to backup withholding or are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns.
If you are a Non-U.S. Holder, backup withholding and information reporting generally will not apply to payments of principal and interest on a bond, but you may be required to comply with certification and identification procedures or otherwise establish your eligibility for an exemption. The payment of proceeds of a sale or redemption of a bond effected at the U.S. office of a broker generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that you are not a U.S. Person (and has no actual knowledge or reason to know to the contrary) or you otherwise establish an exemption. The backup withholding rules will apply to such payments if the broker has actual knowledge that you are a U.S. Person.

A “U.S. Controlled Person” is a broker that is, for U.S. federal income tax purposes:
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a U.S. Person;

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a “controlled foreign corporation”;

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a non-U.S. Person 50% or more of whose gross income is “effectively connected” with a U.S. trade or business for a specified three-year period; or

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a non-U.S. partnership in which U.S. Persons hold, at any time during the non-U.S. partnership’s tax year, more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a bondholder of a bond generally will be allowed as a refund or a credit against the bondholder’s U.S. federal income tax liability as long as the bondholder provides the required information to the IRS in a timely manner.
Israeli Taxation
Under Israeli law as presently in effect, payments made under the bonds to holders who are not residents of Israel will be exempt from Israeli taxation; and for the aforementioned holders, there is no transfer, stamp or similar taxes under the laws of Israel payable in connection with the issuance, transfer or sale of the bonds.
European Union and the Proposed Financial Transaction Tax
On February 14, 2013, the European Commission published a proposal (the “Commission’s Proposal”) for a Directive for a common financial transaction tax (“FTT”) in Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Slovakia, Slovenia and Spain (the “participating Member States”). Estonia has since stated that it will not participate.
The Commission’s Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in debt securities (including secondary market transactions) in certain circumstances. Primary market transactions referred to in Article 5(c) of Regulation (EC) No 1287/2006 are exempt in the Commission’s Proposal.
Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in debt securities where at least one party is a financial institution and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) when the financial instrument that is subject to the dealings is issued in a participating Member State. The Commission’s Proposal involves a minimum 0.1% tax rate for transactions in all types of financial instruments, except for derivatives, which would be subject to a minimum 0.01% tax rate.
The FTT remains subject to negotiation between the participating Member States. Although the FTT implementation was originally envisaged for January 1, 2014, the process has been delayed. On December 9, 2019, the German Finance Minister proposed a revised FTT directive to be adopted by the remaining participating Member States under enhanced cooperation, which included an optional exemption for pension schemes and a new system for mutualization of the FTT revenues. Spain enacted a unilateral FTT on October 15, 2020. General approval to and scope of the Commission’s Proposal are therefore currently uncertain. The Directive may still be altered prior to any implementation. On June 20, 2023, the Commission stated that there was no expectation of an agreement on the FTT soon. Additional EU Member States may decide to participate and/or certain of the participating Member States may decide to withdraw. Prospective holders of the bonds are advised to seek their own professional advice in relation to the FTT.

JURISDICTION, CONSENT TO SERVICE AND ENFORCEABILITY
The State of Israel is a foreign sovereign government. Consequently, it may be difficult for you to sue Israel or to collect upon a judgment against Israel. Israel will irrevocably agree not to assert any defense based on immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the bonds which may be instituted by the holder of any bonds in any federal court in the Southern District of New York, any state court in the City of New York or in any competent court in Israel. Israel has appointed the Head of Israel Economic Mission — Western Hemisphere of the Ministry of Finance of the Government of Israel in New York, New York, as its authorized agent upon whom process may be served. This appointment is limited to any action arising out of or based on the bonds which the holder of any bonds may institute in any federal court in the Southern District of New York or any state court in the City of New York. The appointment will be irrevocable until Israel pays all amounts due or to become due on or in respect of all the bonds. If for any reason the authorized agent ceases to be able to act as Israel’s authorized agent or no longer has an address in New York, Israel will appoint another person in New York as its authorized agent. The Head of Israel Economic Mission is not the agent for service for actions under the United States federal securities laws or state securities laws and Israel’s waiver of immunity does not extend to such actions. Because Israel has not waived its sovereign immunity in connection with any action arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Israel based on such laws unless a court were to determine that Israel is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such actions. Under the laws of Israel, assets of Israel are immune from any form of execution.

UNDERWRITING
Israel has entered into an underwriting agreement, dated February 11, 2025, with respect to the bonds with BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Aktiengesellschaft, Goldman Sachs & Co. LLC and J.P. Morgan Securities plc. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have severally and not jointly agreed to purchase the principal amount of bonds set forth opposite their respective names:
Underwriters	Principal Amount of 2030 bonds	Principal Amount of 2035 bonds
BofA Securities, Inc.	$500,000,000	$500,000,000
Citigroup Global Markets Inc.	$500,000,000	$500,000,000
Deutsche Bank Aktiengesellschaft	$500,000,000	$500,000,000
Goldman Sachs & Co. LLC	$500,000,000	$500,000,000
J.P. Morgan Securities plc	$500,000,000	$500,000,000
Total	$2,500,000,000	$2,500,000,000
The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the bonds is subject to certain conditions, including the delivery of certain legal opinions. Under the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all of the bonds covered by the underwriting agreement if any are taken. Subject to the conditions set forth in the underwriting agreement, each underwriter has agreed to purchase the bonds set forth opposite its name in the above table at a discount from the price indicated on the cover page of this prospectus supplement, and to offer the bonds to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the bonds, the underwriters may from time to time vary the offering price. The offering of the bonds by the underwriters is subject to receipt and acceptance of an order and subject to the underwriters’ right to reject any order in whole or in part.
Israel will pay transaction expenses, estimated to be approximately $800,000, not including the underwriting discount.
Israel has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may have from time to time, directly or indirectly, provided investment and/or commercial banking or financial advisory services to Israel, for which they have received customary fees and commissions, and expect they may provide these services to Israel in the future, for which they would expect to receive customary fees and commissions.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Israel. Certain of the underwriters or their respective affiliates that have a lending relationship with Israel routinely hedge their credit exposure to Israel consistent with their customary risk management policies. Typically, such underwriters and their respective affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in Israel’s securities, including potentially the bonds offered hereby. Any such short positions could adversely affect future trading prices of the bonds offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of the bonds in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.
We expect that delivery of the bonds will be made against payment thereof on or about the closing date specified in this prospectus supplement, which will be the fifth business day following the date of pricing of the bonds (this settlement cycle being referred to as “T+5”). Since trades in the secondary market generally settle in one business day, purchasers who wish to trade the bonds on any date prior to the first business day before delivery will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade bonds on any date prior to the first business day before delivery of the bonds should consult their own advisor.

STABILIZATION
In connection with this offering, the underwriters and their respective affiliates (the “Stabilizing Underwriters”) may over-allot or effect transactions with a view to supporting the market price of the bonds at a level that is higher than that which might otherwise prevail for a limited period. Those transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, pursuant to which those underwriters and affiliates may bid for or purchase bonds for the purpose of stabilizing the market price. The Stabilizing Underwriters also may create a short position for the account of the underwriters by selling more bonds in connection with this offering than they are committed to purchase from Israel. In that case, the Stabilizing Underwriters may purchase bonds in the open market following completion of this offering to cover their short position. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased bonds sold by or for the account of such underwriter in stabilizing or short covering transactions. Any of the transactions described in this paragraph may result in the maintenance of the price of the bonds at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, however, and such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period.
Neither Israel nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the bonds. In addition, neither Israel nor any of the underwriters makes any representation that any of the underwriters will engage in such transactions, or that such transactions, once begun, will not be discontinued without notice.

OFFERING RESTRICTIONS
European Economic Area
The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129/ EU, as amended (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
This prospectus supplement has been prepared on the basis that any offer of bonds in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of bonds. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.
United Kingdom
The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the bonds in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of the bonds. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.
In the UK, this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the bonds offered hereby is for distribution only to, and is only directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”), or (ii) who are high net worth companies (or other persons to whom it may lawfully be communicated), falling within Article 49(2)(a) to (d) of the Financial Promotion Order (all such persons in (i) and (ii) above together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in only with, relevant persons. Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.
In the United Kingdom, each underwriter has represented and agreed in the underwriting agreement that the bonds may not be offered other than by an underwriter that: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to Israel; and (ii) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.
Canada
The bonds may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The bonds may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to the bonds has been or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.
Japan
The bonds have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Singapore
This prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds will not be circulated or distributed, nor will the bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.
Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the bonds are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Israel
This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of securities in Israel. Any public offer or sale of securities in Israel may be made only in accordance with the Israeli Securities Act-1968 (which requires, among other things, the filing of a prospectus in Israel).
Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the bonds. The bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the bonds to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the bonds constitutes a prospectus pursuant to the FinSA, and none of this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the bonds may be publicly distributed or otherwise made publicly available in Switzerland.
Taiwan
The bonds have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan pursuant to relevant securities laws and regulations of Taiwan and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer or a solicitation of an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations of Taiwan that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the bonds in Taiwan.

LISTING, ADMISSION TO TRADING AND GENERAL INFORMATION
Listing
London Stock Exchange
An application will be made to the FCA for the bonds to be admitted to the Official List and to the London Stock Exchange for the bonds to be admitted to trading on the London Stock Exchange’s main market; however, no assurance can be given that such application will be accepted. It is expected that admission of the bonds to the Official List and to trading on the London Stock Exchange’s main market will be granted on or around the Closing Date, subject only to the issue of the bonds.
The expenses in connection with the admission of the bonds to the Official List and to trading on the London Stock Exchange’s main market are expected to amount to approximately £6,250.
Offers and sales of the bonds are subject to restrictions in relation to the European Economic Area and the United Kingdom, details of which are set out in the section titled “Offering Restrictions.” The distribution of this prospectus supplement and the accompanying prospectus and the offering of the bonds in certain other jurisdictions may also be restricted by law.
Clearing
The bonds have been accepted for clearance through DTC, Euroclear and Clearstream Banking Luxembourg. The 2030 bonds have been allocated the following codes: International Security Identification Number (ISIN) US46514Y8A80; CUSIP No. 46514Y8A8; and Common Code 300750176. The 2035 bonds have been allocated the following codes: International Security Identification Number (ISIN) US46514Y8B63; CUSIP No. 46514Y8B6; and Common Code 300749208. The address of DTC is 140 58th Street, Brooklyn, NY 11220, United States of America. The address of Euroclear is 1 Boulevard du Roi Albert II, 1210 Brussels, Belgium. The address of Clearstream Banking Luxembourg is 42 Avenue Kennedy L-1855 Luxembourg, Luxembourg.
Due Authorization
Israel has authorized the creation and issue of the bonds pursuant to State Property Law 5711-1951. The State of Israel has obtained all necessary consents, approvals and authorizations in the State of Israel in connection with the issue and performance of the bonds.
Litigation
Neither Israel nor any governmental agency of Israel is involved in any governmental, legal or arbitration proceedings (including any such proceeding which are pending or threatened of which Israel is aware), during a period covering at least the previous 12 months which may have, or have had in the recent past, significant effects on the financial position of Israel.
General Information
The information contained in the Annual Report of the State of Israel on Form 18-K for 2023, filed with the SEC on July 1, 2024, as amended, which contains the economic, financial and statistical information for fiscal years ended December 31, 2023, December 31, 2022, December 31, 2021, December 31, 2020 and December 31, 2019, shall be deemed to be incorporated by reference in, and to form part of, this prospectus supplement and the accompanying prospectus. Except as disclosed in this prospectus supplement and the accompanying prospectus (and any document incorporated by reference herein or therein), there has been no significant change relating to Israel’s public finance or trade.
There are no interests of any natural or legal persons, including conflicting interests, that are material to the issue of the bonds. The State of Israel will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in any state or federal court in the City of New York or in any competent court in Israel. Israel’s waiver of immunity does not extend to actions under the United States federal securities laws or state securities laws.
The address of the State of Israel is Government of Israel, Ministry of Finance, 1 Kaplan Street, Hakiryah, Jerusalem 91131, Israel, telephone: +972-25317470.
Documents Relating to the Bonds
Copies of the fiscal agency agreement, including the form of bonds, may be inspected during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the specified office of the fiscal agent.
Where You Can Find More Information
Copies of the following documents may be inspected
at https://www.sec.gov/cgi-bin/browse-edgar?company=israel%2C+state+of&owner=exclude&action=getcompany:
•
the latest available Annual Report of the State of Israel on Form 18-K filed with the SEC with economic, financial and statistical information for the five preceding years;

•
the amendments to the latest available Annual Report of the State of Israel on Form 18-K/A filed with the SEC;

•
copies of the following contractual documents: the fiscal agency agreement, the underwriting agreement and the bonds;

•
the budget of the State of Israel for 2023 – 2024; and

•
the Additional Budget Bills for Fiscal Years 2023 and 2024.

Israel has filed its Annual Report for 2023 on Form 18-K with the SEC. The Annual Report of Israel for 2023 on Form 18-K, Amendment No. 1 to the Annual Report on Form 18-K/A filed with the SEC on February 11, 2025, and each additional amendment to that Annual Report on Form 18-K that Israel files with the SEC after the date of this prospectus supplement but before the end of the offering of the bonds are considered part of and incorporated by reference in this prospectus supplement. All of these documents have been filed with the SEC.
You may also obtain a copy of such documents free of charge at the office of the Head of the Israel Economic Mission — Western Hemisphere listed under the heading “Where You Can Find More Information About the State of Israel.”

VALIDITY OF THE BONDS
Arnold & Porter Kaye Scholer LLP, New York, New York, United States counsel to Israel and the Legal Advisor to the Ministry of Finance of the State of Israel, will pass upon the validity of the bonds for Israel. Cravath, Swaine & Moore LLP, New York, New York and Meitar Law Offices, Israel, represent the underwriters. As to all matters of Israeli law, Arnold & Porter Kaye Scholer LLP may rely on the opinion of the Legal Advisor to the Ministry of Finance and Cravath, Swaine & Moore LLP may rely on the opinions of Meitar Law Offices and the Legal Advisor to the Ministry of Finance. All statements with respect to matters of Israeli law in this prospectus supplement and the accompanying prospectus have been passed upon by the Legal Advisor to the Ministry of Finance and are made upon his authority.
INCORPORATION BY REFERENCE
Israel has filed its Annual Report for 2023 on Form 18-K with the SEC. The Annual Report of the State of Israel for 2023 on Form 18-K and its exhibits, Amendment No. 1 to the Annual Report on Form 18-K/A filed with the SEC on February 11, 2025, and any further amendment to that Annual Report on Form 18-K or its exhibits that Israel files with the SEC after the date of this prospectus supplement but before the end of the offering of the bonds, are considered part of and incorporated by reference in this prospectus supplement. All of these documents have been filed with the SEC.
You may obtain a copy of all such documents, free of charge, at the offices of the fiscal agent in New York City or at the office of the Head of the Israel Economic Mission — Western Hemisphere listed under the heading “Where You Can Find More Information About the State of Israel.”

PROSPECTUS
State of Israel
$15,000,000,000
Debt Securities
The State of Israel, which may be referred to herein as Israel or the State, may offer up to U.S.$15,000,000,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities.
The debt securities will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Israel. The debt securities will rank without preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Israel and will be backed by the full faith and credit of Israel. It is understood that this provision shall not be construed so as to require Israel to make payments under the debt securities ratably with payments being made under any other external indebtedness of Israel.
The debt securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Israel’s external indebtedness issued prior to January 5, 2016, Israel may amend the payment provisions of the debt securities and other “reserve matters” with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2∕3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.
Israel will offer the debt securities from time to time as separate issues. Israel will provide a description of the specific terms of the debt securities it is offering, including the amounts, prices and terms of the debt securities, in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.
Israel may sell the debt securities directly, through agents designated from time to time or through underwriters or dealers.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any place where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.
The date of this prospectus is May 20, 2020.

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE STATE OF ISRAEL
Israel is not subject to the informational requirements of the Securities Exchange Act of 1934. Israel files annual reports on Form 18-K with the Securities and Exchange Commission, or the SEC, on a voluntary basis. These reports and any amendments to these reports include certain financial, statistical and other information about Israel and may be accompanied by exhibits. You may read and copy any document Israel files with the SEC at the SEC’s public reference room located at the Office of Investor Education and Assistance, U.S. Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C., 20549-0213. Israel’s SEC filings, including the Registration Statement of which this prospectus forms a part, are also available to the public from the SEC’s website at http://www.sec.gov. You may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330.
The SEC allows Israel to “incorporate by reference” into this prospectus the information Israel files with it. This means that Israel can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Israel incorporates by reference the following documents:
•
Israel’s Annual Report on Form 18-K for the year ended December 31, 2018, file number 002-94917, as amended through the date of this prospectus.

Israel also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities covered by this prospectus. Each time Israel files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.
You may read and copy any of these filings at the SEC’s public reference room or from the SEC’s website referred to above. You may request a copy of these filings, at no cost, by writing to or telephoning Israel’s Head of Israel Economic Mission — Western Hemisphere, Ministry of Finance at the following address:
Ministry of Finance
Government of Israel
800 Second Avenue, 17th floor
New York, NY 10017
Telephone: (212) 499-5710
Facsimile: (212) 499-5715

USE OF PROCEEDS
Unless otherwise specified in the applicable prospectus supplement, Israel will use the net proceeds from the sale of the debt securities offered hereby for general purposes of the State, which may include the refinancing of domestic and external indebtedness of Israel.

DEBT SECURITIES
Israel may issue debt securities in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Israel and a fiscal agent. The prospectus supplement that relates to any series of debt securities will identify the fiscal agent and any other paying agent that Israel has appointed for such series of debt securities. The prospectus supplement relating to your series of debt securities will also describe the financial terms and other specific terms of such series of debt securities. If the terms or conditions described in the prospectus supplement that relate to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.
The prospectus supplement that relates to your debt securities will specify the following terms relating to your debt securities, if applicable:
•
the specific title or designation of the debt securities;

•
the principal amount of the debt securities;

•
the price of the debt securities;

•
the stated maturity date on which Israel must repay the debt securities;

•
the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•
the dates when any interest payments are scheduled to be made;

•
the date or dates from which any interest will accrue;

•
the record dates for any interest payable on an interest payment date;

•
whether and in what circumstances Israel may redeem the debt securities before maturity;

•
the currency or currencies in which the debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•
whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;

•
whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;

•
whether and under what circumstances and terms the holders of the debt securities may opt to obligate Israel to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;

•
the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•
whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;

•
whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;

•
whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

•
whether the debt securities will be listed and, if listed, the stock exchange on which these debt securities will be listed; and

•
any other terms of the debt securities.

The prospectus supplement may also describe any United States federal or Israeli income tax consequences and special considerations applicable to that particular series of debt securities if applicable.

Status of the Debt Securities
The debt securities will constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of Israel. Israel has pledged its full faith and credit for the due and punctual payment of principal of, premium, if any, on, and interest on the debt securities.
The debt securities will rank without preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Israel. It is understood that this provision shall not be construed so as to require Israel to make payments under the debt securities ratably with payments being made under any other external indebtedness of Israel. For purposes of this paragraph, “external indebtedness” means indebtedness which is payable by its terms or at the option of its holder in any currency other than the currency of Israel (other than any such indebtedness that is originally issued within Israel), and “indebtedness” means all unsecured and unsubordinated obligations of Israel in respect of money borrowed and guarantees given by Israel in respect of money borrowed by others.
Form of Debt Securities
Unless otherwise specified in the applicable prospectus supplement, debt securities denominated in U.S. dollars will be issued:
•
only in fully registered form;

•
without interest coupons; and

•
in denominations of $1,000 and greater multiples.

Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.
Global Securities
The prospectus supplement that relates to your debt securities will indicate whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.
Limitations on Your Ability to Obtain Debt Securities Registered in Your Name
The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:
•
the depositary notifies Israel that it is unwilling, unable or no longer qualified to continue to act as the depositary and Israel has not appointed a replacement depositary;

•
at any time Israel decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•
a default occurs that entitles the holders of the debt securities to accelerate the maturity date and such default has not been cured.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. Any such debt securities will be denominated in principal amounts of $1,000 or integral multiples of $1,000, or such other denominations as may be specified in the applicable prospectus supplement.
The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•
You cannot get debt securities registered in your name for so long as they are represented by the global security;

•
You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•
You will not be considered to be the owner or holder of the global security or any debt securities represented by that global security for any purpose;

•
You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•
All payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.
Beneficial Interests in and Payments on the Global Security
Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that may hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of interests in the global security will be kept.
Israel will make principal and interest payments on debt securities represented by the global security to the depositary or its nominee. When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in that global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ respective beneficial interests in the global security.
The depositary and its participants establish policies and procedures that govern payments, transfers, exchanges and other important matters that affect owners of beneficial interests in a global security. The depositary and its participants may change these policies and procedures from time to time. Israel has no responsibility or liability for the records of owners of beneficial interests in the global security, or for payments made or not made to owners of beneficial interests in the global security. Also, Israel is not responsible for maintaining, supervising or reviewing those records or payments. Israel has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspect of the relationship between participants and owners of beneficial interests in the global security.
The giving of notices and other communications by the depositary to participants and by participants to owners of beneficial interests in the global security will be arranged among themselves, subject to any statutory or regulatory requirements. Neither the depositary nor its nominee will consent or vote with respect to any debt securities. Under its usual procedures, the depositary would mail an omnibus proxy to Israel with respect to any vote or consent, assigning the consenting or voting rights of the depositary’s nominee to those participants to whose account debt securities are credited on the date for determining the holders entitled to consent or vote.
Payment
Unless otherwise specified in the applicable prospectus supplement, the principal of and interest on the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent to the registered holders of the debt securities on the related record date; provided, however, that unless otherwise specified in the prospectus supplement, payments of interest will be paid by check mailed to the registered holders of the debt securities at their registered addresses.

If any date on which principal or interest is due to be paid is not a business day, Israel may pay interest on the next day that is a business day and no additional interest will accrue on that payment. For this purpose, business day means any day, other than a Saturday or Sunday, on which banks in The City of New York are not required or authorized by law or executive order to be closed.
The register of holders of debt securities will be kept at the New York office of the fiscal agent.
Any monies held by the fiscal agent in respect of any debt securities and remaining unclaimed for two years after those amounts have become due and payable will be returned by the fiscal agent to Israel. The holders of those debt securities may thereafter seek payment only from Israel. The debt securities will become void unless holders present them for payment within five years after their maturity date.
Israel may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is not a trustee for the holders of the debt securities and does not have the same responsibilities or duties to act for such holders as would a trustee. Israel may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.
Purchase of Debt Securities by Israel
Israel may at any time purchase any debt securities in any manner including, without limitation, open market purchases, privately negotiated purchases and tenders, and at any price. If purchases are made by tender, tenders must be available to all holders of debt securities of the same series. Any debt securities purchased by or on behalf of Israel may be held, resold or cancelled.
Collective Action Securities Issued On or After January 5, 2016
Israel may designate a particular series of debt securities to be “Collective Action Securities.” The following descriptions apply to any series of debt securities that has been designated Collective Action Securities and issued on or after January 5, 2016.
Default
Unless otherwise specified in the applicable prospectus supplement, any of the following events will be an event of default with respect to any series of debt securities:
(1)
Israel fails to pay, when due, principal of or interest on any debt securities of that series and such failure continues for a period of 30 days;

(2)
Israel defaults in the performance or observance of or compliance with any other obligations under the debt securities of that series, which default is materially prejudicial to the interests of the holders of the debt securities of that series and is not remedied within 60 days after the holder of any debt security of that series has given written notice of the default to Israel at the office of the fiscal agent; or

(3)
Israel declares a moratorium with respect to the payment of principal of or interest on debt securities of a series which is materially prejudicial to the holders of the debt securities of such series.

Acceleration of Maturity
If an event of default described under the heading “Debt Securities — Collective Action Securities Issued On or After January 5, 2016 — Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of debt securities may exercise these rights only by providing a written demand to Israel at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Israel receives written notice of the declaration, unless Israel has remedied the event or events of default prior to receiving the notice. The holders of 50% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.
Meetings and Amendments; Modifications
Israel may call a meeting of the holders of debt securities of a series at any time regarding the fiscal agency agreement or the debt securities of the series. Israel will determine the time and place of the meeting. Israel will instruct the fiscal agent to notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.
In addition, Israel or the fiscal agent will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of such series then outstanding have delivered a written request to Israel or the fiscal agent (with a copy to Israel) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Israel will notify the fiscal agent and the fiscal agent will notify the holders of the time and place of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.
Only holders and their proxies are entitled to vote at a meeting of holders. Israel will set the procedures governing the conduct of the meeting and if additional procedures are required, Israel shall establish such procedures as are customary in the market.
Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. If a modification is to be approved by a written action, Israel will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Israel.
The holders may generally approve any proposal by Israel to modify the fiscal agency agreement or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.
However, the holders may only approve, by vote or consent through one of three modification methods described below, any proposed modification by Israel that would do any of the following (such subjects referred to as “reserve matters”):
•
change the date on which any amount is payable on the debt securities;

•
reduce the principal amount (other than in accordance with the express terms of the debt securities and the fiscal agency agreement) of the debt securities;

•
reduce the interest rate on the debt securities;

•
change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the fiscal agency agreement);

•
change the currency or place of payment of any amount payable on the debt securities;

•
modify Israel’s obligation to make any payments on the debt securities (including any redemption price therefor);

•
change the identity of the obligor under the debt securities;

•
change the definition of “outstanding” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification”;

•
change the definition of “uniformly applicable” or “reserve matter modification”;

•
authorize the fiscal agent, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Israel or any other person; or

•
change the legal ranking, governing law, agreement to arbitrate, submission to jurisdiction in Israel or waiver of immunities provisions of the terms of the debt securities.

A change to a reserve matter (a “reserve matter modification”), including the payment terms of any series of debt securities, can be made without your consent, as long as the change is approved pursuant to one of the following three modification methods, by vote or consent by:
•
where such proposed modification would affect the outstanding debt securities of a single series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of such series;

•
where such proposed modification would affect the outstanding debt securities of two or more series (a “cross-series modification”), the holders of more than 75% of the aggregate principal amount of outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met (a “cross-series modification with single aggregated voting”); or

•
where such proposed modification would affect the outstanding debt securities of two or more series, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2∕3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually (a “cross-series modification with two-tier voting”).

“Uniformly applicable,” as referred to above, in the context of a proposed cross-series modification, means a modification by which holders of debt securities of all series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration.
A modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).
Israel may, in its discretion, select any modification method for a proposed reserve matter modification in accordance with the fiscal agency agreement and designate which series of debt securities will be included in the aggregated voting for a proposed cross-series modification. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.
A cross-series modification constituting or including a reserve matter modification to the terms and conditions of the affected debt securities that is not uniformly applicable must be effected pursuant to a cross-series modification with two-tier voting; such a cross-series modification that is uniformly applicable may be effected pursuant to a cross-series modification with single aggregated voting or a cross-series modification with two-tier voting, at Israel’s option.
Before soliciting any consent or vote of any holder of debt securities for any reserve matter modification, Israel will provide the following information to the fiscal agent for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•
a description of Israel’s economic and financial circumstances which are, in Israel’s opinion, relevant to the request for the proposed modification, a description of Israel’s existing debts and a description of any broad policy reform program and provisional macroeconomic outlook;

•
if Israel shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•
a description of Israel’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•
if Israel is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction under the fiscal agency agreement, the debt security is held by Israel or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Israel or a public sector instrumentality, except that (x) debt securities held by Israel or any public sector instrumentality or by any corporation, trust or other legal entity that is controlled by Israel or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the fiscal agent the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Israel or a public sector instrumentality or a corporation, trust or other legal entity controlled by Israel or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the fiscal agent in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information that is in the possession of the fiscal agent, upon the certificate, statement or opinion of or representations by the fiscal agent; and (y) in determining whether the fiscal agent will be protected in relying upon any such action or instructions under the fiscal agency agreement, or any notice from holders, only debt securities that a responsible officer of the fiscal agent knows to be so owned or controlled will be so disregarded.
As used in the preceding paragraph, “public sector instrumentality” means the Bank of Israel, any department, ministry or agency of Israel, and a corporation, trust or other legal entity controlled by Israel or by a public sector instrumentality, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.
Further Issuances of Debt Securities of a Series
From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Israeli law, Israel may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Israel may also consolidate the additional debt securities to form a single series with the outstanding debt securities.

Collective Action Securities Issued Prior to January 5, 2016
The following descriptions apply to any series of debt securities that has been designated Collective Action Securities and issued prior to January 5, 2016 (including further issuances of such debt securities).
Default
Unless otherwise specified in the applicable prospectus supplement, any of the following events will be an event of default with respect to any series of debt securities:
(1)
Israel fails to pay, when due, principal of or interest on any debt securities of that series and such failure continues for a period of 30 days;

(2)
Israel defaults in the performance or observance of or compliance with any other obligations under the debt securities of that series, which default is materially prejudicial to the interests of the holders of the debt securities of that series and is not remedied within 60 days after the holder of any debt security of that series has given written notice of the default to Israel at the office of the fiscal agent; or

(3)
Israel declares a moratorium with respect to the payment of principal of or interest on the debt securities of that series which is materially prejudicial to the interests of the holders of the debt securities of that series.

Acceleration of Maturity
If an event of default described under the heading “Debt Securities — Collective Action Securities Issued Prior to January 5, 2016 — Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of debt securities may exercise these rights only by providing a written demand to Israel at the office of the fiscal agent at a time when the event of default is continuing.
Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Israel receives written notice of the declaration, unless Israel has remedied the event or events of default prior to receiving the notice. The holders of 50% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.
Meetings and Amendments
General.   A meeting of holders of any series of debt securities that have been designated Collective Action Securities may be called at any time:
•
to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by the fiscal agency agreement or the debt securities of that series to be made, given or taken by holders of debt securities of that series; or

•
to modify, amend or supplement the terms of the debt securities of that series or, insofar as affects the debt securities of that series, the fiscal agency agreement, in any way.

Israel may at any time call a meeting of holders of a series of debt securities that have been designated Collective Action Securities for any purpose described above. This meeting will be held at the time and place determined by Israel. The fiscal agent will call a meeting of the holders of the debt securities of a series if Israel or the holders of at least 10% in aggregate principal amount of all debt securities of the series then outstanding (as defined in the fiscal agency agreement) have delivered a written request to the fiscal agent setting forth the action they propose to take.

Notice.   The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 15 and 60 days before the meeting date.
Voting; Quorum.   A person that holds outstanding debt securities of a series or is duly appointed to act as a proxy for a holder of these debt securities will be entitled to vote at a meeting of holders of the debt securities of that series. Holders or proxies representing a majority of the aggregate principal amount of the outstanding debt securities of a series will normally constitute a quorum with respect to that series of debt securities. However, if a meeting is adjourned for a lack of a quorum, then holders or proxies representing 25% of the aggregate principal amount of the outstanding debt securities of a series will constitute a quorum with respect to that series of debt securities when the meeting is rescheduled. For purposes of a meeting of holders that proposes to discuss “reserved matters”, which are specified below, including any adjourned or rescheduled meetings for such purpose, holders or proxies representing 75% of the aggregate principal amount of the outstanding debt securities will constitute a quorum.
Regulations.   The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:
•
the proof of the holding of debt securities of a series;

•
the adjournment and chairmanship of such meeting;

•
the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•
other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Amendments.   Israel, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series with:
•
the affirmative vote of the holders of more than 66 2∕3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•
the written consent of the holders of more than 66 2∕3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:
•
change the due date for the payment of the principal of, or any installment of interest on, the debt securities of that series;

•
reduce the principal amount of the debt securities of that series;

•
reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•
reduce the interest rate on any debt securities of that series;

•
change the currency in which any amount in respect of the debt securities of that series is payable or exclude the Borough of Manhattan, The City of New York, as a required place at which payment with respect to interest, premium or principal is payable;

•
shorten the period during which Israel is not permitted to redeem the debt securities of that series or permit Israel to redeem the debt securities of that series if, prior to such action, Israel is not permitted to do so;

•
change the obligation of Israel to pay any additional amounts;

•
change the definition of “outstanding” with respect to the debt securities of that series;

•
change the governing law provision of the debt securities of that series;

•
change Israel’s appointment of an agent for the service of process in the United States or Israel’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the debt securities of that series;

•
change the status of the debt securities of that series, as described under “Debt Securities — Status of the Debt Securities” above;

•
in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•
reduce the proportion of the principal amount of the debt securities of that series that is required:

•
to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•
to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Israel refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding debt securities) agrees to the change.
If both Israel and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:
•
adding to the covenants of Israel;

•
surrendering any right or power conferred upon Israel;

•
securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•
curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•
amending the fiscal agency agreement or the debt securities of that series in any manner that Israel and the fiscal agent may determine that is not inconsistent with the debt securities of that series and that does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.
For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by or on behalf of Israel or any public sector instrumentality of Israel will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Bank of Israel, any department, ministry or agency of the federal government of Israel or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Israel or any of the foregoing and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Further Issuances of Debt Securities of a Series
From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Israeli law, Israel may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Israel may also consolidate the additional debt securities to form a single series with the outstanding debt securities.
Taxation by Israel; Additional Amounts
Israel will make all payments of principal and interest in respect of the debt securities free and clear of, and without withholding or deducting, any present or future taxes imposed by or within Israel, unless required by law. In that event, Israel will pay additional amounts so that the holders of the debt securities of a series receive the amounts that would have been received by them had no withholding or deduction been required. Israel will not be required to pay any additional amount to or on behalf of a holder where the holder is liable to pay such taxes in respect of debt securities because the holder has some connection with Israel other than the mere holding of debt securities or the receipt of principal and interest. Any holder who wants to receive these additional amounts would have to present the debt security for payment within 30 days of when payment is due. If the fiscal agent has not received the full amount of the money payable on or prior to the due date, then any holder who wants to receive the additional amounts would have until 30 days after the date that the holders have been notified that the fiscal agent has received the money to present the debt security for payment. If no additional amount would be payable on a debt security presented for payment on the 30th day after the payment was due, then any holder presenting that debt security for payment after the 30th day will only be entitled to the payment due, but not to any additional amount. This 30-day period will not start until Israel has paid to the fiscal agent the amount of the payment due.
Any reference to “principal” or “interest” on the debt securities includes any additional amounts which may be payable on those debt securities.
Jurisdiction, Consent to Service and Enforceability
The State of Israel is a foreign sovereign government. Consequently, it may be difficult for you to sue Israel or to collect upon a judgment against Israel. Israel will irrevocably agree not to assert any defense based on immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities of any series in any federal court in the Southern District of New York, any state court in the City of New York or in any competent court in Israel. Israel has appointed the Head of Israel Economic Mission — Western Hemisphere of the Ministry of Finance of the Government of Israel in New York, New York, as its authorized agent upon whom process may be served. This appointment is limited to any action arising out of or based on the debt securities which the holder of any debt securities may institute in any federal court in the Southern District of New York or any state court in the City of New York. The appointment will be irrevocable until Israel pays all amounts due or to become due on or in respect of all the debt securities issuable under the fiscal agency agreement. If for any reason the authorized agent ceases to be able to act as Israel’s authorized agent or no longer has an address in New York, Israel will appoint another person in New York as its authorized agent. The Head of Israel Economic Mission — Western Hemisphere is not the agent for service for actions under the United States federal securities laws or state securities laws and Israel’s waiver of immunity does not extend to such actions. Because Israel has not waived its sovereign immunity in connection with any action arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Israel based on such laws unless a court were to determine that Israel is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such actions. Under the laws of Israel, assets of Israel are immune from any form of execution.

GOVERNING LAW
The fiscal agency agreement and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York. The laws of Israel will govern all matters governing authorization and execution of the debt securities by Israel.

PLAN OF DISTRIBUTION
Israel may sell the debt securities: (a) through underwriters or dealers; (b) through agents; or (c) directly to one or more institutional purchasers. Each prospectus supplement will include:
•
the names of any underwriters or agents;

•
the purchase price of the debt securities of that series;

•
the net proceeds to Israel from the sale of such debt securities;

•
any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation; and

•
any discounts or concessions allowed or reallowed or paid to dealers.

The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
Any underwriters or agents used in the sale may sell the debt securities either on a “best efforts” or on a firm commitment basis. If the underwriters distribute debt securities on a firm commitment basis, the underwriters will acquire the debt securities for their own account and may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined by the underwriters at the time of sale. Israel may offer the debt securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the debt securities offered thereby if any are purchased.
Israel may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to payments the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Israel.

OFFICIAL STATEMENTS
Information included herein and the registration statement which is identified as being derived from a publication of Israel or one of its agencies of instrumentalities or the Bank of Israel is included on the authority of such publication as a public official document of Israel or the Bank of Israel. All other information herein and in the Registration Statement is included as a public official statement made on the authority of the Accountant General of the Ministry of Finance of Israel, in his official capacity.

VALIDITY OF THE DEBT SECURITIES
The validity of the debt securities will be passed upon for Israel by White & Case LLP, United States counsel to Israel and by the Legal Advisor to the Ministry of Finance of the State of Israel. As to all matters of Israeli law, White & Case LLP may rely on the opinion of the Legal Advisor to the Ministry of Finance. All statements with respect to matters of Israeli law in the prospectus have been passed upon by the Legal Advisor to the Ministry of Finance and are made upon his authority.

AUTHORIZED REPRESENTATIVE
The Authorized Representative of the State of Israel in the United States of America is the Head of Israel Economic Mission — Western Hemisphere, Ministry of Finance of the State of Israel, 800 Second Avenue, 17th Floor, New York, New York 10017.

ISSUER
Government of Israel
Ministry of Finance
1 Kaplan Street
Hakiria, Jerusalem 91131
Israel
REGISTRAR, FISCAL, TRANSFER AND
PRINCIPAL PAYING AGENT
Citibank, N.A.
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
United Kingdom
LEGAL ADVISORS

To Israel:
as to Israeli law
Legal Advisor
Ministry of Finance
1 Kaplan Street
Jerusalem 91131
Israel
as to U.S. law
Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, NY 10019
United States

To the Underwriters:
as to Israeli law
Meitar Law Offices
16 Abba Hillel Silver Street
12th Floor
Ramat Gan
Israel
as to U.S. law
Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
United States

$5,000,000,000
State of Israel
$2,500,000,000 5.375% Bonds due 2030
$2,500,000,000 5.625% Bonds due 2035
PROSPECTUS SUPPLEMENT
Joint Book-Running Managers
BofA SecuritiesCitigroupDeutsche BankGoldman Sachs & Co. LLCJ.P. Morgan
February 11, 2025